As filed with the Securities and Exchange       Commission File No.
Commission on August 7, 2001                                       -------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Jewett-Cameron Trading Company Ltd.
                                  (Name of small business issuer in its charter)


     British Columbia                     5031                         89-340681
     ----------------                     ----                         ---------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         32275 N.W. Hillcrest, North Plains, Oregon 97133 (503) 647-0110
         ---------------------------------------------------------------
          (Address and telephone number of principal executive offices)

   Donald M. Boone, 32275 N.W. Hillcrest, North Plains, Oregon (503) 647-0110
   --------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                           CHARLES A. CLEVELAND, P.S.
                                    Suite 304
                          Rock Pointe Corporate Center
                              North 1212 Washington
                         Spokane, Washington 99201-2401
                                 (509) 326-1029

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to the Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Calculation of Registration Fee:

--------------------- ------------------- ------------------ ------------------- -----------------
 Title of Each Class  Dollar Amount to be  Proposed Maximum    Proposed Maximum       Amount of
 of Securities to be       Registered     Offering Price per  Aggregate Offering  Registration Fee

      Registered                                 Share              Price

--------------------- ------------------- ------------------ ------------------- -----------------
 Common Stock no par        $900,000             $9.00             $900,000             $225
        value
--------------------- ------------------- ------------------ ------------------- -----------------

[1] The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      JEWITT-CAMERON TRADING COMPANY, INC..
         Cross Reference Sheet Required by Item 501(b) of Regulation S-K

Form SB-2 Item Number and Caption                  Caption in Prospectus

1.   Forepart of Registration Statement        Facing Page of Registration
     and Outside Front Cover Page              Statement and Cover Page of
     of Prospectus                             Prospectus

2.   Inside Front and Outside Back             Inside Cover Page of Prospectus
     Cover Pages of Prospectus                 and Outside Cover Page of
                                               Prospectus

3.    Summary Information, Risk                Not Applicable
     Factors and Ratio of Earnings to
     Fixed Charges

4.   Use of Proceeds                           Not Applicable

5.   Determination of Offering Price           Not Applicable

6.   Dilution                                  Not Applicable

7.   Selling Security Holders                  Sales by Selling Shareholders

8.   Plan of Distribution                      Cover Page of Prospectus and
                                               Sales by Selling Shareholders

9.   Description of Securities to              Grant of Stock Bonus; and
     be Registered                             Sales by Selling Shareholders

10.  Interest of Named Experts                 Not Applicable
     and Counsel

11.  Material Changes                          Not Applicable

12.  Incorporation of Certain Information      Incorporation of Certain
     by Reference                              Information by Reference

13.  Disclosure of Commission Position         Indemnification
     on Indemnification or Securities
     Act Liabilities

                       JEWETT-CAMERON TRADING COMPANY LTD.

Our common shares are traded on the NASDAQ Small Cap Market under the symbol JCTCF and on the Toronto Stock Exchange under the symbol JCT.

This prospectus relates to the sale of 100,000 shares of our common stock to the public.

We will receive $802,000 from the sale of this stock before paying selling commissions and legal expenses of $98,000.

You should read this prospectus and any supplement carefully before you invest in us. This prospectus may not be used to make sales of our common stock or warrants unless accompanied by a prospectus supplement. PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" APPEARING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus has not been filed with either of the British Columbia or the Ontario Securities Commissions. Accordingly, the shares being sold under this Prospectus may not be transferred to a resident of British Columbia or Ontario or transferred into British Columbia or Ontario for a period of 12 months from the date the shares are initially sold under this prospectus.

The date of this prospectus is                       ,  2001.
                               ----------------------


The following table of contents has been designed to help you find important information contained in this prospectus.

                                TABLE OF CONTENTS



Section                                                                     Page
-------                                                                     ----

Prospectus Summary                                                             6

Risk Factors                                                                   6

Use of Proceeds                                                                7

Information on Selling Stockholders                                            8

Plan of Distribution                                                           8

Dilution                                                                       9

Capitalization                                                                10

Management's Discussion and Analysis                                          10

Our Common Stock                                                              13

Our Business                                                                  13

Our Properties                                                                20

Management and Control Persons                                                20

Principal Stockholders                                                        21

Certain Relationships and Related Transactions                                21

Security Ownership of Certain Beneficial Owners and Management                22

Market for Registrant's Common Equity and Related Stockholder Matters         22

Executive Compensation                                                        23

Where you can Find Additional Information                                     25

Index to Combined Financial Information

                               PROSPECTUS SUMMARY


This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading Where to Find Additional Information.

OUR COMPANY

We supply building materials to major home improvement center chains in the western United States. We concentrate on the residential repair and remodeling segment of the building materials industry. Our major distribution centers for building materials are located outside of Portland, Oregon in North Plains, Oregon and in Ogden, Utah. We also process and distribute seeds through our wholly owned subsidiary, Jewett-Cameron Seed Company. This plant is located at another location in North Plains, Oregon.

SUMMARY FINANCIAL AND OTHER DATA

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended August 31, 2000 and 1999 and for the six months ended February 28, 2001. We believe that this presentation is informative to you.

----------------------------------------------------------------------------------------
                     Year Ended August 31,  Year Ended August 31,  Six Months Ended
                     2000                   1999                   February 28, 2001
-------------------- ---------------------- ---------------------- ---------------------
Assets                      $6,937,360             $7,214,251           $10,696,304
-------------------- ---------------------- ---------------------- ---------------------
Revenues                   $24,494,186            $29,102,273            $8,265,315
-------------------- ---------------------- ---------------------- ---------------------
Net Income                    $608,679               $592,509              $131,459
-------------------- ---------------------- ---------------------- ---------------------
Earnings Per Share               $0.60                  $0.52                 $0.11
-------------------- ---------------------- ---------------------- ---------------------

                                  RISK FACTORS

WE HAVE MADE FORWARD LOOKING STATEMENTS THAT MAY NOT PROVE TO BE CORRECT

The statements contained in this prospectus that are not historical fact are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The words or phrases: will likely result, are expected to will continue, is anticipated, believes, estimates, projects or similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements we make in this prospectus.

Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends which we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand and product pricing.

The inclusion of projections and other forward-looking statements should not be regarded as a representation by us or any other person that we will realize our projections or that any of the forward-looking statements contained in this prospectus will prove to be accurate. We will not update any forward-looking statements other than as required by law.


OUR MAIN PRODUCT IS SUBJECT TO PRICE FLUCTUATIONS

Our main product is lumber which is a commodity. As a commodity the price of lumber can fluctuate. This fluctuation in price can have the following effects:

- - It can cause us to experience lower operating margins, thereby reducing earnings
- - It can result in a write down in the value of our inventory

Additionally, we do not engage in any significant hedging activities that would help protect us against fluctuations in the price of lumber.

INCREASING INTEREST RATES COULD LOWER PROFITS

An increase in interest rates will increase our cost of borrowing money from the U.S. Bank. This increased cost could significantly decrease or eliminate the company's profits.

COMPETITION FROM LARGER COMPETITORS COULD SLOW OUR GROWTH

The business of supplying products to home improvement retailers is dominated by a number of large corporations. Some of these corporations are better capitalized than we are and have the ability to reach more customers and markets. The dominance of these companies could prevent us from expanding into markets or gaining new customers. This could adversely affect our ability to grow and could have a negative impact on future revenues and earnings.

THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK

Currently, there are a limited number of market makers for our common stock and there can be no assurance that a market for our shares will continue with any consistency.

WE DEPEND ON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS

We are substantially dependent upon the efforts and skills of our executive officers and management, particularly Donald M. Boone, President of the Company, and Michael C. Nasser, Secretary of the Company. The death, disability or other loss of services of our executive officers in the short term could have a materially adverse impact on the profitability and success of our Company.

WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON SHARES IN THE PAST AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE

We have never paid any cash dividends on our common stock. We currently intend to retain all earnings for use in the expansion of our business and other corporate purposes and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                 USE OF PROCEEDS

We plan to use the capital which we receive from this offering after expenses, to retire part of our currently outstanding debt and to provide operating capital required to continue the development of our projects.

                       INFORMATION ON SELLING STOCKHOLDERS

None of our current shareholders are selling stock in this offering.

                              PLAN OF DISTRIBUTION

We are offering to sell up to 100,000 shares of our Common Shares. These shares will be sold by us on a "best efforts" basis through one or more of our officers and directors of the company who will not receive compensation in connection with any offers or sales of these shares. We may also hire licensed broker-dealers ("Agents") to sell these shares on a "best efforts" basis. There are no underwriters involved in this offering. If our company retains

Agents to sell these shares, we will pay the Agents a selling commission of up to 10% of the gross offering proceeds attributable to the shares which they sell. We and any Agents which we might hire will indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

None of the shares will be sold to residents of either of the Canadian Provinces of British Columbia or Ontario. This prospectus has not and will not be filed with either of the British Columbia or the Ontario Securities Commissions. Accordingly, none of the shares purchased under this prospectus may be transferred to a resident of British Columbia or Ontario or transferred into British Columbia or Ontario for a period of 12 months from the date the shares are initially sold under this prospectus. All of the certificates representing the shares will bear a legend denoting the transfer restrictions as applicable in British Columbia and Ontario.

We are selling the shares at the price of $9.00 per share. There is no minimum number of shares a subscriber is required to purchase in order to subscribe to this offering. We reserve the right to withdraw, cancel or modify this offering and to reject subscriptions, in whole or in part, for any reason.

An agreement to purchase the Common Shares offered hereby (the "Subscription Agreement") accompanies this Prospectus. Subject to availability and our right to reject subscriptions, in whole or in part, for any reason, Common Shares may be subscribed for by completing, executing and returning the Subscription Agreement, together with payment for all shares subscribed for, to Jewett-Cameron Trading Company Ltd., 32275 N.W. Hillcrest, North Plains, Oregon 97133. Our acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of sale. Our receipt of a Subscription Agreement and/or deposit by the Company of payment for the subscribed shares as described below shall constitute acceptance of a subscription. The subscription payments will be deposited into our bank account.

We will promptly refund any monies collected and attributed to a subscription, or portion thereof, which we reject and we will pay each rejected subscriber all interest which we earn on any subscriber's rejected escrowed subscription payment, or portion thereof. However, unless we cancel this offering or reject a subscription, in whole or in part, subscribers will have no right to a return of their subscription payment.

We will not issue any stock certificates to subscribers until such time as the funds related to the purchase of their shares are deposited into our bank account. The subscribers will not be considered shareholders until they are issued stock certificates.

Warranties by Subscribers

By signing the Subscription Agreement each investor is representing and warranting to us that he or she (1) has received this Prospectus and in making a subscription is only relying on the representations set forth in this Prospectus and (2) has indicated his or her true state of legal residence.

Each potential investor should carefully read this Prospectus in its entirety prior to purchasing shares of the Common Shares offered hereby. The warranty given to us by each subscriber indicating that the subscriber has received this Prospectus and is only relying on the representations set forth herein provides us with some comfort that each subscriber has read this Prospectus. To the extent permitted by federal and state securities laws, we might assert our rights under this warranty to rebut a subscriber's claim that he or she relied on any oral representations or written representations other than those set forth in this Prospectus.

In some states, for various reasons, we will not obtain permission to sell the Common Shares offered by this Prospectus. We will reject subscription agreements received, if any, from residents of these states. The warranty given by each subscriber indicating the subscriber's true state of legal residence will assist us in complying with state securities laws. We might assert our rights under this warranty if a misrepresentation by a subscriber results in us selling shares of stock in a state in which we are not permitted to sell such shares. A subscriber does not waive any rights under the federal securities laws by executing the Subscription Agreement. Termination of Offering

We can terminate this Offering at any time prior to the sale of all 100,000 Common Shares offered hereby.

                                    DILUTION

We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

The table below assumes the maximum amount of the Shares offered hereby are sold.

The following table summarizes on a pro forma basis as of May 31, 2001, the total number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and the new investors[1]:


                                    SHARES PURCHASED       TOTAL CONSIDERATION     AVERAGE
                                  -------------------      -------------------      PRICE
                                   NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                  ---------   -------      ------      -------     ---------
Existing stockholders[1]........  1,074,162      91%       $6,900,442     88%        $6.42
New stockholders................    100,000      10%       $  900,000     12%        $9.00

     Totals.....................  1,174,162     100%       $7,800,442    100%
                                  =========     ====       ==========    ====

As of May 30, 2001, the pro forma net tangible book value of our common stock was 6,431,200 or $5.98 per share based on the 1,074,162 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 100,000 shares at an offering price of $9.00 per share and after deducting estimated expenses, our pro-forma net tangible book value as of that date would be $7,233,282 or $6.16 per share, based on the 1,174,062 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of approximately $2.84 per share to the new investors who purchase shares in the offering ("New Investors"), as illustrated in the following table (amounts are expressed on a per share basis): [1] Calculations concerning dilution are based on an assumption of the offering being fully subscribed.

The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.

The following table illustrates the dilution which will be experienced by investors in the offering:

                                                                 Maximum
                                                                 $900,000
                                                                 --------

Public Offering Price per share                                  $9.00
Net Tangible book value per share before offering                $5.98
Pro forma net tangible book value per share after offering       $6.16
Pro forma increase per share attributable to offered shares      $0.18
Pro forma dilution to public investors                           $2.84

We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                 CAPITALIZATION

The following table sets forth, as of May 31, 2001, (i) our actual capitalization, and (ii) our capitalization on a pro forma basis reflecting the closing of the Maximum Offering (without giving effect to any estimated offering expenses) of $98,000 and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and notes thereto appearing elsewhere in this Offering Memorandum.

                                                                        May 31, 2001
                                                                ---------------------------
                                                                         PRO FORMA
                                                                  ACTUAL         AS ADJUSTED
                                                                ----------       ----------
Debt                                                            $3,624,779       $3,624,779

Stockholders' equity:
  Common stock: $0.00 par value, 20,000,000 shares authorized, shares issued and outstanding, actual;1,074,162 pro forma, as adjusted [1] 1,174,162

  Additional Paid-in Capital                                      $582,247       $1,384,247

       Total stockholders' equity                               $6,900,442       $7,702,442



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our historical result of operations should be read in conjunction with the "Selected financial Data" and the Company's Financial Statements and the related notes thereto, included elsewhere in this Memorandum The discussion is based on unaudited financial statements prepared by management.

                           FORWARD-LOOKING INFORMATION

The statements included in this Offering Memorandum regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes", "intends" and similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and involve a number of risks and uncertainties and should not be considered as guarantees of future performance. Readers are cautioned not to place undue reliance on these forward looking statements.


The following discussion of our financial condition, changes in financial condition and results of operations for the fiscal years ended 8/31/00, 8/31/99 and 8/31/98 and for the nine months ended May 31, 2001 and May 31, 2000 should be read in conjunction with our financial statements.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with Canadian Generally Accepted Accounting Principles
(GAAP); nevertheless, the financial statements conform in all material respects with US GAAP, except as disclosed in footnotes to the financial statements.

All references to "$" and "US$" refer to United States Dollars and all references to "CDN$" refer to Canadian Dollars. All references to common shares refer to our Common Shares without Par Value unless otherwise indicated.

Results of Operations, Fiscal Years Ended August 31, 2000, 1999 and 1998
------------------------------------------------------------------------
Sales decreased 18% to $24,494,186 in Fiscal 2000, down from $29,102,273 in Fiscal 1999 and $26,178,514 in Fiscal 1998.

Gross profit decreased 11% to $3,869,951 from $4,346,705 in Fiscal 1999 and $3,391,558 in Fiscal 1998.

General and Administrative Expenses decreased 15% to $2,457,859 in Fiscal 2000 from $2,895,790 in Fiscal 1999 and $2,663,420 in Fiscal 1998.

Other Items were ($357,002) in Fiscal 2000 compared with ($326,406) in Fiscal 1999 and ($427,378) in Fiscal 1998.

Net Income rose to $612,090 in Fiscal 2000 from $592,509 in Fiscal 1999 and $91,033 in Fiscal 1998.

Basic EPS was $0.60 in Fiscal 2000 versus $0.52 in Fiscal 1999 and $0.09 in Fiscal 1998.

Fully Diluted EPS were $0.58 in Fiscal 2000 versus $0.51 in Fiscal 1999 and $0.08 in Fiscal 1998.

Jewett-Cameron Lumber Company
-----------------------------
JCLC posted a 16% decrease in sales to $23.3 million in Fiscal 2000 as a result of 42% decrease in the price of lumber and a drop in sales of approximately $6 million to a major customer. Management anticipates that the sales to this customer will increase to prior levels or possibly be higher during fiscal 2001.

JCLC's income from operations decreased 11% in Fiscal 2000 to $1,408,074 compared with $1,583,793 in Fiscal 1999 and $696,556 in Fiscal 1998. The causes of the decrease are a combination of lower lumber prices and the loss in sales to the major customer mentioned above.

MSI-PRO Co.
----------
The Fiscal 1997 renaming of the industrial tools under the "MSI-PRO" label has continued to provide a better product identity and a more efficient use of marketing dollars. Sales increased marginally in Fiscal 2000 to $1,111,833 following a marginal decrease in Fiscal 1999 when MSI-PRO decided to focus upon more profitable products over sales growth. Importantly, this business decision resulted in an operating profit of $150,123, up from the $116,902 recorded a year earlier.

Jewett-Cameron South Pacific
----------------------------
JCSP posted an 594% sales decrease to $45,602 continuing the 62% decrease for Fiscal 1999.

In Fiscal 1999 we made the decision to wind down its operations in Tonga. JCSP is now in a non-operating mode and all the inventory has been liquidated. There are no employees on site.

NINE MONTHS ENDED May 31, 2001:

Sales for the first nine months of Fiscal 2001 decreased 9% to $15,838,071 compared to $17,435,133 in the same period last year.

Sales for Jewett-Cameron Lumber were $13,958,483 for the nine months ended May 31, 2001, down 15% compared to sales of $16,581,802 for the same period of last year.

Sales for MSI-PRO (pneumatic tools and industrial clamps) were $716,219 for the nine months ended May 31, 2001 compared to $807,729 for the same period of last year, a decrease of $91,510.

Sales for Jewett-Cameron South Pacific in the Kingdom of Tonga were nil for the nine months ended May 31, 2001 compared to $45,602 for the same period of last year. The Company has almost completed winding down its operations in the Kingdom of Tonga.

Sales for Jewett-Cameron Seed Company were $1,163,369 for the nine months ended May 31, 2001. The Company entered the seed distribution business during the three months period ended November 30, 2000. During that period the Company acquired all of the assets, including land, buildings and equipment, of Agrobiotech Inc. for total proceeds of $1,530,762. On October 13, 2000, the Company incorporated Jewett-Cameron Seed Co. under the laws of Oregon. This subsidiary operates as a processor and distributor of agricultural seed products and the nine month period ended May 31, 2001 is the first nine month reporting period for the Company's seed sales.

General and administrative expenses for the Company were $2,245,479 for the nine month period up from $1,688,143 for the same period of last year. The primary reasons for the increase of $557,336 are increases of $70,087 in depreciation and amortization; $47,992 in insurance; $10,858 in office and miscellaneous; $14,432 in telephone and utilities; $19,100 in travel, entertainment and advertising; $68,348 in warehouse expenses and supplies; and, $429,000 in wages and employee benefits. All of these expense categories increased because of the addition of the Company's wholly owned subsidiary, Jewett-Cameron Seed Company. The expense categories of professional fees and repairs and maintenance decreased from the prior like nine month period by $43,076.

Net income for the first nine months of Fiscal 2001 was $417,568 which represents a 12% increase over the first nine months of last year when net income was $371,453. The increase in net income was due primarily to a decrease in income tax expense of $296,000.

Earnings per share (fully diluted) were $0.40 for the first nine months of Fiscal 2001 compared to $0.35 for the same period of fiscal 2000. Basic earnings per share were $0.42 for the first nine months of Fiscal 2001 compared to $0.36 for the same period of fiscal 2000, an increase of 16%.

Liquidity and Capital Resources, Fiscal Years Ended August 31, 2000, 1999 and
-----------------------------------------------------------------------------
1998
----

Cash Provided by Fiscal 2000 Operating Activities totaled $472,151, including the $612,090 Net Income. Material adjustments included $125,323 of amortization/depreciation; $55,357 of Foreign exchange loss on debentures; $94,000 of Deferred income taxes; $73,118 of Loss on disposal of capital assets; ($74,020) of Increase in accounts receivable; ($32,360) in Increase in notes receivable; $40,681 in Decrease in inventory; ($87,883) in Decrease in bank indebtedness; and, ($365,696) in Decrease in accounts payable and accrued liabilities.

Cash Used in Fiscal 2000 Investing Activities totaled ($45,297).

Cash Used by Fiscal 2000 Financing Activities totaled ($442,526) including:
($442,526) used to acquire treasury shares.

Cash used by Fiscal 1999 Operating Activities totaled ($599,186), including the $592,509 Net Income. Material adjustments included $170,435 of amortization/depreciation; $196,923 of bad debt; $165,440 of Write-down of trademarks; ($682,965) of Increase in accounts receivable; $323,287 of Decrease in inventory; ($679,438) of Decrease in bank indebtedness; and $406,026 of Increase in accounts payable and accrued liabilities

Cash Used in Fiscal 1999 Investing Activities totaled ($103,087).

Cash Used by Fiscal 1999 Financing Activities totaled ($325,079) including:
$11,044 from the issuance of shares; and, ($336,123) used to acquire treasury shares.

Working capital was $4,611,769 at 8/31/00 compared with $4,181,467 at 8/31/99 and $3,650,171 at 8/31/98. There were no major working capital changes during Fiscal 2000.

Major capital changes during Fiscal 1999 being an increase in accounts receivable of $486,042 and a decrease in inventory of $381,968, and a reduction in bank indebtedness of 679,483.

Accounts receivable were only slightly higher at 8/31/00 compared to 8/31/99.

Our cash position as of end of Fiscal 2000 decreased slightly to $208,277 from $223,949 at the beginning of the year.

Bank indebtedness at 8/31/00 was nil compared to $87,883 at 8/31/99 and $767,321 at 8/31/98. Our daily cash needs are met throughout the year through the bank line-of-credit of JCLC. JCLC has a bank line-of-credit of $5.5 million, which along with the working capital surplus is considered adequate to support our sales level anticipated for the coming year.

Nine Months Ended May 31, 2001 and May 31, 2000
-----------------------------------------------

As of May 31, 2001 the Company had working capital of $3,421,809 which represented a decrease of $867,985 as compared to the working capital of $4,289,794 as of May 31, 2000. The decrease in working capital was due to a decrease in cash and cash equivalents of $54,161 and an increase in bank indebtedness of $2,483,517. These factors were offset by increases in accounts receivable of $1,238,189; $393,768 in inventory; and, $72,306 in prepaid expenses. The increase in bank indebtedness, which accounted for the decrease in working capital, was a result of increased activity by the Company's wholly owned subsidiary, Jewett-Cameron Seed Company.

Accounts Receivable and Inventory represented 96% of current assets and both continue to turn over at acceptable rates.

External sources of liquidity include bank credit lines from the U.S. Bank and Key Bank. The total line of credit available from the United States National Bank of Oregon is $5 million of which there was an outstanding balance as of May 31, 2001 of $2,483,517. The total line of credit available from Key Bank is $1 million of which there was no outstanding balance. As of the end of Fiscal 2000 (August 31st) the Company had no outstanding balances at either financial institution and at the end of the third quarter of Fiscal 2000, the Company also had no outstanding balances at either institution.

Based on the Company's current working capital position, its policy of retaining earnings, and the line of credit available, management believes that the Company has adequate working capital to meet its needs during the current fiscal year.

                                OUR COMMON STOCK

We have 1,074,162 outstanding shares of no par value Common Stock. Our Articles of Incorporation authorize us to issue up to twenty million shares of common stock.

We have never declared any cash dividend on our shares of Common Stock. Our Board of Directors may declare dividends on its Common Stock from time to time, although it does not at present have any intention to do so.

                                  OUR BUSINESS

General Development of Business
-------------------------------
We were incorporated in British Columbia, Canada, on 7/8/87, as a holding company for Jewett-Cameron Lumber Company ("JCLC"). We acquired all of the shares of JCLC through a stock-for-stock exchange and on 7/13/87, Jewett-Cameron Lumber Corporation became a wholly owned subsidiary.

Jewett-Cameron Lumber Corporation ("JCLC") was incorporated in the state of Oregon, USA, in September 1953. During the next 31 years it developed a good reputation as a small lumber wholesaler based in Portland, Oregon. In September 1984, the original stockholders sold their interest in the corporation to a new group of investors. Two members of that group remain active JCLC: Donald M. Boone and Michael Nasser.

JCLC acquired Material Supply International ("Material Supply") in early 1986. MSI-PRO Co. was incorporated in April 1996 as a wholly-owned subsidiary of JCLC and assumed the business of Material Supply. Material Supply was engaged in the importation and distribution of pneumatic air tools and industrial clamps. We renamed our product line "MSI-PRO".

Another of our wholly-owned subsidiaries, Jewett-Cameron South Pacific Ltd. ("JCSP") was incorporated in the Kingdom of Tonga in July 1990. We have wound down our operations in Tonga by closing the business. Currently, we are dealing with assets which remain in Tonga. These assets consist of remaining accounts receivable and leases on two parcels of real property.

Another of our wholly-owned subsidiaries, Jewett-Cameron Seed Company was incorporated in the state of Oregon in October 2000.

We also hold a 62% ownership of a joint venture in the People's Republic of China, Ningbo Jewett-Cameron Air Tool Co. Ltd., effective October 1994. This business operates as a trading company buying tools in China and as a manufacturer of air tools for export to the United States, Canada, and Europe.

Financial Information About Our Business Segments
-------------------------------------------------


                              Fiscal Years Ended August 31st
                             2000         1999           1998
                         -----------  ------------   ------------
SALES:
Building Materials:
  United States         $23,336,751   $27,707,986    $24,126,934
  South Pacific              45,602       316,757        831,405
Industrial Tools:         1,111,833     1,077,530      1,220,175
                         -----------  ------------   ------------
                        $24,494,186   $29,102,273    $26,178,514

INCOME (LOSS) FROM OPERATIONS:
Building Materials:
  United States          $1,408,074    $1,583,793    $   696,556
  South Pacific             (58,556)     (138,126)       (44,870)
Industrial Tools:           150,123       116,902        180,803
General Corporate:         ($87,549)     (111,654)      (104,351)
                         -----------  ------------   ------------
                         $1,412,092    $1,450,915       $728,138

IDENTIFIABLE ASSETS:
Building Materials:
  United States          $6,457,978    $6,521,677     $6,200,166
  South Pacific             239,783       464,719        770,225
Industrial Tools:           116,753       117,549        125,132
General Corporate:          115,722       110,306        124,710
                         -----------  ------------   ------------
                         $6,930,236     $7,214,251    $7,220,233

Narrative Description of Business
---------------------------------
The following material describes the business of each of our operating subsidiaries. Our holding company and the operating subsidiaries employ a total of 42 people.

Jewett-Cameron Lumber Corporation
---------------------------------
JCLC operates out of facilities located in North Plains, Oregon, and Ogden, Utah. JCLC competes in the following business segments: warehouse distribution and direct sales of building materials to home improvement centers primarily in the Pacific and Rocky Mountain regions of the United States; export of finished building materials to overseas customers, primarily in central and south America; and specialty wood products for government and industrial sales, primarily on a contract-bid basis.

During Fiscal 2000/1999/1998, sales to home improvement centers represented about 95.3%/95.2%/86.4% of revenue; with export and industrial tools representing 4.5%/4.8%/6.1%, respectively. The Fiscal 2000 increase in the percent related to home improvement centers reflects an increase in business done with dealers and lumber yards located in the western United States.

JCLC concentrates its sales efforts on the home improvement industry, an industry that has not been subject to major business cycles. Traditionally, the new home construction portion of the lumber industry is highly sensitive to the US economy and interest rates and generally suffers during periods of economic decline and high interest rates, due to the reduction in housing starts. JCLC has concentrated on building a customer base in the residential repair and remodeling segment of the industry (a growing market fueled by professional remodelers and do-it-yourself homeowners), making it less susceptible to swings in housing starts.

The products JCLC sells are not unique and with few exceptions are available from multiple suppliers. Products sold to industrial customers often require specialty fabrication such as truck parts and are remanufactured by several outside sources. Export sales are primarily timbers.

JCLC's current product categories include:
* Fencing - A mix of widths, heights, textures, species, prefabricated panels, split rail, and pickets that are appropriate for the home improvement centers. A similar array of posts, post caps, and rails.

* Residential Decking - A selection of widths, lengths, species, treated and stained products along with accessories such as railings and step risers.

* Lattice - Stained, painted, and natural panels as well as a selection of vinyl panels.

* Garden Timbers - Treated, untreated, or stained including cherrytone garden ties, bender board, stakes, and lathe.
*Gates
*Arbors
*Pine shelving and furring.
*Pine kits - Shelving and utility benches.
*Fire retardant dimension lumber and plywood.
*Dimension lumber.
*Plywoods and oriented strand board.
*Dowels
*Kennels

A distribution center and headquarters office facility in North Plains, Oregon was completed in November 1995. This new complex includes 40,000 square feet under roof of warehouse, office, and manufacturing space on five paved acres. This facility gives JCLC the capacity to provide a broad range of products and services to its customer base from Northern California to Alaska.

JCLC also owns a distribution complex in Ogden, Utah, with a 25,000 square foot warehouse and 3,500 square feet of office space on a total of 30 acres. This facility services customers in the Rocky Mountain Region including the states of Utah, Colorado, Wyoming, Montana, Idaho, and northern Nevada.

Inventories are maintained at these facilities and shipped to home improvement center customers. During the building season's peak, some of the material is also shipped directly from the producing mill to the customer; as a result, JCLC sells both out of its warehouse facilities and mill direct.

No patents, trademarks, licenses, franchises, or concessions are held by JCLC and as a result they are not factors in its business.

JCLC does receive commitments from a number of large home improvement chains in the late fall/early winter to supply product at a fixed price for a specified period of time; i.e., for three months of firm pricing once the season begins.

Major Customers:
                      Fiscal Years Ended August 31st
                         2000      1999      1998
                       -------   -------   -------
Lowes Companies          15%       28%       32%
Fred Meyer Inc.          36%       20%       22%
The Home Depot, Inc.     21%       20%       18%
Homebase, Inc.           13%

The home improvement business is seasonal, with most sales occurring between February and August. JCLC negotiates an agreement with each of its major home center customers in the fall of each year to include products to be carried and approximate volumes required for the coming home improvement season. Deliveries for the new season normally begin in late February, depending on weather.

JCLC begins buying inventory for the next home improvement season in late fall each year. Consequently, an inventory buildup occurs until the heavy selling season begins in February. Inventory continues to remain high for a few months and then gradually declines to seasonal low levels at the end of the summer.

Backlog orders are not a factor in JCLC's business. No material portions of the business are subject to renegotiations of profits or termination of contracts or subcontracts at the election of the government.

The home improvement center industry is highly competitive. Many of JCLC's primary competitors are much better financed and have sophisticated national distribution networks. These competitors include: (1) Georgia-Pacific, headquartered in Atlanta, Georgia, with distribution centers throughout the service area; (2) Weyerhaeuser, headquartered in Tacoma, Washington, with distribution centers throughout the service area; (3) Boise Cascade, headquartered in Boise, Idaho, with several distribution centers in the service area; and (4) OREPAC Building Products, headquartered in Wilsonville, Oregon, with several distribution centers in the service area. These competitors, particularly Georgia Pacific, Weyerhaeuser, and Boise Cascade, have product lines which are substantially broader than those of JCLC, and therefore reference to their annual sales includes many more product lines than those sold by JCLC.

JCLC's home improvement center market area consists of stores in Alaska, northern California, Oregon, and Washington which are being served out of the North Plains, Oregon warehouse, and Utah, Colorado, Idaho, Wyoming, Montana, and northern Nevada which are being served out of the Ogden, Utah warehouse. JCLC's home improvement sales of US$23 million represents approximately 1% of the lumber category sales by the major home improvement center chains in JCLC's primary service area.

The larger companies are often unwilling to compete with a JCLC or OREPAC in terms of product flexibility and service of individual retail stores. OREPAC, like JCLC, serves the Pacific region; however, their product mix is different and they concentrate on building materials other than lumber and plywood.

During the spring of 1993, JCLC acquired a manufacturing plant to produce several lines of products for home improvement center customers. The plant was moved to a larger facility in Portland in August 1993, and subsequently was moved to an existing building on the North Plains facility in March 1995. The plant currently cuts cedar fencing products and pine boards.

MSI-PRO Co.
----------
MSI-PRO operates from the same facilities as JCLC. MSI-PRO imports and distributes both pneumatic air tools and industrial clamps. Distribution is throughout the United States and Canada to distributors and original equipment manufacturer customers. Sales are made through a network of agents and representatives, each of whom is an independent contractor representing between 10-to-15 other manufacturers who sell to similar customers but are not selling competing lines. MSI-PRO has agents and representatives that cover major industry groupings including industrial suppliers, automotive suppliers, and woodworking suppliers.

The pneumatic air tools, manufactured and sold under the name MSI-PRO, are of sound quality and low-end price. MSI-PRO exclusively markets the MSI-PRO line.

The industrial clamps are newer to MSI-PRO. The line is high-quality and moderately priced and covers a wide variety of potential customers.

The products are manufactured for MSI-PRO by several suppliers in Taiwan, Malaysia, and the Republic of China. All products are covered by more than one supplier.

Sales of pneumatic air tools and industrial clamps are not seasonal.

A relationship has been established with a factory in Zheijang Province. MSI-PRO has invested in dies and tooling, and manufacturing is being done for a single air tool. A joint venture manufacturing company was established in China in October 1994, with MSI-PRO holding a 62% ownership interest in the new company, Ningbo Jewett-Cameron Air Tool Co. Ltd. This joint venture company also acts as a trading company, purchasing tools from other manufacturers in China.

MSI-PRO is a registered trademark in the United States and Canada. No other patents, licenses, franchises, or concessions are held by MSI-PRO.

The market for pneumatic air tools is very competitive. MSI-PRO faces competition from better financed companies with more sophisticated sales forces and distribution networks. The U.S. market for pneumatic air tools is currently approximately $1 billion in annual sales, of which 60% are manufactured in the United States and 40% are imported. The major US manufactured lines are Chicago Pneumatic and Ingersoll-Rand, which rank #1 and #2 in overall size in the industry. A smaller line, Sioux, is also manufactured in the United States. The two largest imported lines today are Florida Pneumatic and Astro Tools. Others include Sunnex, Ames, and Eagle. MSI-PRO's volume today is a very small fraction of the market. The current market strategy that allows MSI-PRO to compete in the pneumatic air tool and industrial clamp markets includes brand name and company recognition, moderate to low price, and continued development of a manufacturer representative organization which covers all of the major users of the tools.

The U.S. sales volume in industrial clamps is approximately US$300 million annually. There are fewer competitive lines available and MSI-PRO expects to gain a larger share of the market in industrial clamps than in pneumatic air tools.

There are no customers that purchase 10% or more of MSI-PRO's products in any one year. Backlog orders are not a major factor. No portion of the business is subject to renegotiations of profits or termination of contracts or subcontracts at the election of the government.

Jewett-Cameron South Pacific Ltd.
--------------------------------
Until Fiscal 1999, JCSP, a Tongan corporation, consisted of three retail building material yards located on separate islands of the Kingdom of Tonga. Products sold included finished lumber, plywood, hardboard, cement, roofing, rebar, windows, doors, plumbing fixtures, floor tile, and other miscellaneous building materials.

The finished lumber, plywood, hardboard, and some other building materials were sent from the United States. Most other products were purchased from Fiji, New Zealand, or Australia. All materials were available from multiple sources.

Tonga is an island nation of 100,000 people, located in the South Pacific south of the Equator and just west of the International Date Line. The primary sources of income to the Kingdom are money sent home from the 100,000 Tongans living abroad, agricultural exports, and grants from other governments. Very little industry exists.

There is a steady demand for building materials in Tonga for remodeling, home construction, commercial buildings, and church construction. Most new houses being built have a western flavor to them, and western building materials are in demand.

Materials are readily available from a number of sources, subject primarily to the timing and availability of ships going to the Kingdom. JCSP was able to negotiate favorable shipping arrangements from the U.S. west coast due to the consistent high volume sent to Tonga and other ports in the South Pacific.

Over the past several years, the market has become more competitive in Tonga. In addition, a number of contractors and individual homebuilders have begun importing their own building materials and, due to favorable customs treatment, this method of purchasing materials has become a major source of competition to the established building material dealers. JCSP did not maintain its competitive position and sales declined dramatically during Fiscal 1997 through Fiscal 1999 and the operation is unprofitable.

Further, during Fiscal 1998, the Tongan currency was devalued substantially in relationship to the United States Dollar; this resulted in a large currency translation loss being reported during Fiscal 1998. Also, JCSP elected to write-down a substantial number of debts during Fiscal 1998.

In Fiscal 1999 we made the decision to wind down JCSP's operations in Tonga. All operations were closed in Tonga during Fiscal 2000. Currently, we are dealing with assets which remain in Tonga. These assets consist of remaining accounts receivable and leases on two parcels of real property. Regarding the real estate leases, we are currently attempting to sell these leases which management has priced below their respective current market values.

Jewett Cameron Seed Company
---------------------------
Jewett-Cameron Seed Company is a wholly-owned subsidiary of ours that was incorporated in the state of Oregon in October 2000.

Jewett-Cameron Seed Company consists of thirteen plus acres of land; 105,000 square feet of buildings; some rolling stock consisting of tractors, forklifts and trucks, and related equipment.

Examples of products handled by the Seed Company are grasses; clovers; oats; and, wheat. The Seed Company provides the following services to growers in the western Oregon area:

         1.   Storing the products;
         2.   Processing the products;
         3.   Blending the products;
         4.   Cleaning the products;
         5.   Grading the products;
         6.   Separating the products;
         7.   Bagging the products for resale;
         8.   Shrink wrapping the bags of products for resale;
         9.   Palletizing the products for resale; and,

         10.  Labeling the products for resale

We are compensated for each of the above services and then we receive an additional payment from the proceeds of the final sale to the end user.

Typically, products are received from the growers during the months of June, July, August and September. Once received they are stored and some or all of the above services are provided by the Seed Company to the growers.

We have only operated Jewett-Cameron Seed Company for the past nine months and sales for the first nine months of operation were $1,559,516.

                                 OUR PROPERTIES

Our executive offices are located at 32775 N.W. Hillcrest in the town of North Plains, Oregon. We purchased this five acre piece of land in January of 1995 and finished construction of our 40,000 square foot facility in October of 1995. The cost to build this facility was $850,000. We have 6,000 square feet of office space, 10,000 square feet of manufacturing space and 24,000 square feet of warehouse space. We use this facility as our executive office and our distribution center to service our customers who are located between northern California and Alaska. We own this land and the buildings free and clear of any encumbrances.

In July of 1994 we purchased another distribution center which is located at 9501 West 900 South in Ogden, Utah. We paid $295,000 for this facility and we also own it free and clear of any encumbrances. This facility consists of 30 acres of land and a 28,500 square foot building.

In November of 2000 we purchased thirteen acres of land; 105,000 square feet of buildings, rolling stock and equipment from a company called Agri Bio Tech Inc. We paid $1,530,762 for these assets. We are currently operating our wholly owned subsidiary, Jewett-Cameron Seed Company, from this facility. Like our other two facilities, we own this free and clear of any encumbrances.


                       OUR MANAGEMENT AND CONTROL PERSONS

The following persons are our executive officers and directors as of June 30, 2001.

Name                       Age      Position with the Company

Donald M. Boone            61       President, CEO, Treasurer and Director
Michael C. Nasser          55       Secretary
Jeffrey J. Lowe            43       Director
James Schjelderup          46       Director
Stephanie Rink             42       Director

Each director holds office until the next Annual General Meeting or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with the Articles of the Company or he or she becomes disqualified to act as a director. Executive officers serve at the discretion of the board of directors.

Donald M. Boone: Mr. Boone has been our President, CEO, and one of our Directors since July 1987. He has been the President and Treasurer of Jewett-Cameron Lumber Corporation, a subsidiary of Jewett-Cameron Trading Company Ltd., since September 1984. Prior to that, he was Operations Manager and Chief Financial Officer of Sunrise Forest Products, a private Oregon forest products company.

Michael C. Nasser: Mr. Nasser has been our Secretary since July 1987. He has been the Sales Manager of Jewett-Cameron Lumber Corporation, a subsidiary of Jewett-Cameron Trading Company Ltd., since September 1984. Prior to that, he was Sales Manager of Sunrise Forest Products, a private Oregon forest products company.

James R. Schjelderup: Mr. Schjelderup has been one of our Directors since July 1987. He is an independent computer consultant in the Vancouver, British Columbia area and has acted in that capacity since 1988. Prior to that he was the general manager of a small electronics supply company, Animated Electronics Ltd., of Vancouver, British Columbia.

Jeffrey J. Lowe: Mr. Lowe has been one of our Directors since February 1995. He has been a corporate, commercial and securities attorney with the law firm of Richards Buell Sutton of Vancouver, British Columbia since 1983. He was a managing partner with that firm from 1989 through 1993. He was the President of Traderef Software Corp. and Maxwell Mercantile Inc. during 1994 while on leave from Richards Buell Sutton. Presently, he is a managing partner of Richards Buell Sutton.

Stephanie Rink: Ms. Rink has been one of our Directors since July 2000. She is the President and Secretary of Stephanie A. Rink. She has been the President and Secretary of ICS Training Incorporated since 1995. She has fifteen years experience in consulting to business management in the field of personal growth.

                             PRINCIPAL STOCKHOLDERS

The table below identifies the control positions of the Directors and Officers of the Company and individuals (or organizations) that are known to hold more than 5% of the common shares as of May 2, 2001, after giving effect to the sale of Common Shares offered hereby. All shares are owned directly.

Name of Beneficial Owner                        Amount of      Class of     Percent of       Percent of
                                                   Shares        Shares    Class prior      Class after
                                               Controlled                  to Offering         Offering

Donald M. Boone                                   222,500        Common            21%              19%
Michael C. Nasser                                 157,304        Common            14%              13%
United States National Bank, Trustee for          129,200        Common            12%              11%
  Jewett-Cameron Trading Co. Ltd. Employee
  Stock Ownership Plan, In Trust
Jeffrey J. Lowe                                       Nil
James Schjelderup                                     Nil
Stephanie Rink                                        Nil

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


One of our directors, Jeffrey J. Lowe is an attorney who works for Richards Buell Sutton of Vancouver, British Columbia Canada. Richards Buell Sutton acts as our legal counsel. During Fiscal 2000/1999/1998 we paid Richards Buell Sutton $8,794, $12,959 and $6,242 respectively for legal services.

We believes that all transactions with Richards Buell Sutton were on terms at least as favorable to us as we could have obtained from unaffiliated parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below identifies the control positions of the Directors and Officers of the Company and individuals (or organizations) that are known to hold more than 5% of the common shares as of August 1, 2001, after giving effect to the sale of Common Shares offered hereby. All shares are owned directly.

------------------------------------- ----------- --------- ------------ ------------

Name of Beneficial Owner               Amount of   Class of  Percent of   Percent of
                                          Shares    Shares   Class prior  Class after
                                      Controlled             to Offering  Offering
------------------------------------- ----------- --------- ------------ ------------
Donald M. Boone                          222,500    Common        21%          19%
------------------------------------- ----------- --------- ------------ ------------
Michael C. Nasser                        157,304    Common        14%          13%
------------------------------------- ----------- --------- ------------ ------------
Trustee for  Jewett-Cameron  Trading     129,200    Common        12%          11%


                                       21

Co. Ltd.  Employee  Stock  Ownership
Plan, In Trust
------------------------------------- ----------- --------- ------------ ------------
Jeffrey J. Lowe                              Nil
------------------------------------- ----------- --------- ------------ ------------
James Schjelderup                            Nil
------------------------------------- ----------- --------- ------------ ------------
Stephanie Rink                               Nil
------------------------------------- ----------- --------- ------------ ------------


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


Our stock trades on both the NASDAQ Small Cap Market in the United States, under the trading symbol "JCTCF", and the Toronto Stock Exchange in Canada, under the trading symbol "JCT". The cusip number for our stock is 47733C-20-7 and our stock began trading on the NASDAQ Small Cap Market in April of 1996.


This prospectus has not been filed with either of the British Columbia or the Ontario Securities Commissions. Accordingly, the shares being sold under this Prospectus may not be transferred to a resident of British Columbia or Ontario or transferred into British Columbia or Ontario for a period of 12 months from the date the shares are initially sold under this prospectus. See section entitled "Plan of Distribution" for information on transfer restrictions in British Columbia and Ontario.

On 11/21/00, a list of our shareholders showed 15 registered shareholders and 1,074,162 shares outstanding, including 11 registered holders in the United States holding 997,430 shares.

We estimate that there are currently at least 190 "holders of record" of our common stock resident in the United States holding the above referenced 997,430 shares.

As of 11/21/00, we believe that there are over 500 total beneficial shareholders of our common stock.

We completed a one-for-five reverse stock split in March 1996. All references in this document to per share prices and the number of shares refer to post-consolidation data unless it is indicated otherwise.


The following table lists the high and low prices on the NASDAQ Small Cap market for our common shares for the last eight fiscal quarters. The price was $6.05 on 07/23/01.


Common Stock                                       High              Low


December 2000 - February 2001                      5.12             4.80
September 2000 - November 2000                     5.12             4.50
June 2000 - August 2000                            5.50             4.50
March 2000 - May 2000                              4.93             4.00
December 1999 - February 2000                      5.19             4.00
September 1999 - November 1999                     5.50             4.88
June 1999 - August 1999                            5.50             4.87
March 1999 - May 1999                              5.13             4.44


The following table lists the high and low prices on the Toronto Stock Exchange for our common shares for the last eight fiscal quarters. The price was $6.24 on 8/06/01.


Common Stock                                       High              Low


December 2000 - February 2001                     Cdn$7.55         Cdn$7.50
September 2000 - November 2000                    Cdn$7.70         Cdn$7.50
June 2000 - August 2000                           Cdn$8.00         Cdn$6.45
March 2000 - May 2000                             Cdn$7.00         Cdn$6.45
December 1999 - February 2000                     Cdn$7.55         Cdn$6.10
September 1999 - November 1999                    Cdn$8.10         Cdn$7.35
June 1999 - August 1999                           Cdn$8.10         Cdn$7.35
March 1999 - May 1999                             Cdn$7.80         Cdn$6.80

We have never declared any cash dividend on our shares of Common Stock. Our Board of Directors may declare dividends on its Common Stock from time to time, although it does not at present have any intention to do so.

As of May 31, 2001, two Market Makers were actively posting bid and ask prices for the Company's common shares on the NASDAQ Small Cap Market.

                             EXECUTIVE COMPENSATION

We have no formal plan for compensating our Directors for their service in their capacity as Directors. Our Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at our meetings of the Board of Directors. Our Board of Directors does have the ability to award special remuneration to any Director undertaking any special services on our behalf other than services ordinarily required of a Director.

We do grant stock options to our Directors, Executive Officers and employees.

We established an Employee Stock Ownership Plan ("ESOP") that covers all of our employees. This plan is described below.

Other than participation in the stock option plan and/or ESOP, no funds were set aside or accrued by us during Fiscal 2000 to provide pension, retirement or similar benefits for Directors or Executive Officers.

We have no plans or arrangements to compensate any of our executive officers if they are terminated or if we experience a change in ownership control.

Except for our stock option plan and ESOP, we do not have material bonus or profit sharing plans for our employees other than the fact that our Corporate Secretary Mr. Michael C. Nasser does receive a discretionary bonus once a year.

We have no written employment agreements.

Cash Compensation
-----------------
The table below shows compensation paid during Fiscal 2000 Ended 8/31/00 to our president, Donald M. Boone and our Corporate Secretary, Michael C. Nasser. The total amount of money paid to all of our officers and executive officers during Fiscal 2000 was $264,675.


                           Summary Compensation Table

Name and Title        Fiscal  Salary    Bonus   Other Annual   All Other
                      Year                      Compensation   Compensation

Donald M. Boone,      2000    $36,000       $0       $0             $0
President & CEO       1999    $36,000  $30,000       $0             $0
                      1998    $36,000       $0       $0             $0

Michael C. Nasser,    2000   $120,000  $45,728       $0             $0
Corporate Secretary   1999   $120,000  $78,675       $0             $0
                      1998   $120,000  $39,750       $0             $0


Employee Stock Ownership Plan
-----------------------------

On August 31, 1995 we established an Employee Stock Ownership Plan ("ESOP") that covers all of our employees who work in the United States and who are employed by us at the end of the fiscal year provided that they worked at least 1000 hours during the course of the fiscal year.


The establishment of the ESOP resulted in our forming a trust, which acquired from us 90,000 common shares (450,000 pre-consolidation shares) at CDN$1.00 per share. The trust or ESOP borrowed $350,000 from a bank to be repaid over three years, guaranteed by us to purchase the shares. We were required to make annual contributions to the ESOP at least equal to the ESOP's debt service. As the debt was repaid, common shares were released from collateral and allocated to active employees, based on their proportion of the ESOP. The debt was repaid effective October 1997. Our ESOP compensation expense under Canadian GAAP was $79,141, $90,170 $40,694 and $129,600 for Fiscal 2000/1999/1998/1997, respectively. As at
August 31, 2000 and 1999, 90,000 of these shares were earned by the employees under this plan but remain in the trust.

Stock Option Program
--------------------
Stock Options to purchase securities from us can be granted to our Directors and Employees on terms and conditions acceptable to the regulatory authorities in Canada, notably the Toronto Stock Exchange, the Ontario Securities Commission and British Columbia Securities Commission. We have no formal written stock option plan.

Under the stock option program, stock options for up to 10% of the number of issued and outstanding common shares may be granted from time to time, provided that stock options in favor of any one individual may not exceed 5% of the issued and outstanding common shares. No stock option granted under the stock option program is transferable by the optionee other than by will or the laws of descent and distribution, and each stock option is exercisable during the lifetime of the optionee only by such optionee.

The exercise price of all stock options granted under the stock option program must be at least equal to the fair market value (subject to regulated discounts) of such common shares on the date of grant, and the maximum term of each stock option may not exceed five years and are determined in accordance with Toronto Stock Exchange ("TSE") guidelines.

The names and titles of our Directors and Executive Officers to whom outstanding stock options have been granted and the number of common shares subject to such options are shown in the following table as of 11/21/00, as well as the number of options granted to Directors and all employees as a group.

                                   Table No. 7
                            Stock Options Outstanding

Name                  Number of Shares of    Exercise Price     Expiration Date
                      Common Stock

Donald M. Boone       35,000                 Cdn$4.25           August 6, 2006
Michael C. Nasser     35,000                 Cdn$4.25           August 6, 2006



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not include all of the information contained in this registration statement or in the exhibits to the registration statement. We are also registered under the Securities Exchange Act of 1934. We must file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is File No. 0-19954. For further information you may read and copy documents at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC charges a fee for copies. You may call the Commission at 1-800-SEC-0330 for further information. The registration statement is also available electronically on the World Wide Web at http:www.sec.gov. You can also call or write us at any time with any questions you may have.



                               INCOME TAX MATTERS

Since Canadian and U.S. tax laws differ, we urge everyone reading this to consult their own income tax advisors with respect to U.S. and Canadian federal income tax consequences which may result from an investment in the Common Stock.

                                LEGAL PROCEEDINGS

We are not a party to or aware of any existing, pending or threatened lawsuits or other legal actions.

This offer and sale of our common stock will not conflict or breach our charter, by-laws loan agreements, or any orders or regulations that apply to us or any of our subsidiaries by any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over us or any of our subsidiaries.


                                  LEGAL MATTERS

Certain legal matters as to the laws of the United States in connection with this Offering will be passed upon for the Company by Charles A. Cleveland, P.S., Attorney at Law, Suite 304, Rock Pointe Corporate Center, North 1212 Washington, Spokane, Washington, 99201-2401. Mr. Cleveland will receive a cash fee together with options to acquire 10,000 shares of common stock, at an exercise price of $6.00 per share. Issues as to the laws of Canada and British Columbia in connection with this Offering will be passed upon for the Company by Richards Buell Sutton, Suite 300, 11 Melville Street, Vancouver, British, Columbia, V4A 3E9.

                                     EXPERTS

Our financial statements as of the period ended May 31, 2001, included in this prospectus and in the registration statement, have been so included in reliance upon the reports of Davidson & Company, independent chartered public accountant, included in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

The following are our financial statements, with independent auditor's report, for the prior two fiscal years and the nine month periods ended May 31, 2001 and 2000.

                       JEWETT-CAMERON TRADING COMPANY LTD.


                        CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)
                      (Unaudited - Prepared by Management)


                                  MAY 31, 2001

JEWETT-CAMERON TRADING COMPANY LTD.
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)

===============================================================================================

                                                                     May 31,        August 31,
                                                                      2001            2000
---------------------------------------------------------------- -------------   --------------


ASSETS


Current
    Cash and cash equivalents                                    $     154,116   $     208,277
    Accounts receivable                                              3,779,576       2,541,387
    Inventory                                                        3,016,343       2,622,575
    Prepaid expenses                                                    96,553          24,247
                                                                 -------------   -------------

    Total current assets                                             7,046,588       5,396,486

Capital assets (Note 3)                                              2,812,528       1,343,929

Deferred income taxes (Note 4)                                         122,200         122,200

Deposits                                                                74,745          74,745
                                                                 -------------   -------------

                                                                 $  10,056,061   $   6,937,360
================================================================ =============   =============

Continued.....
























The accompanying notes are an integral part of these consolidated financial statements.





JEWETT-CAMERON TRADING COMPANY LTD.
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)

==============================================================================================



Cont'd.....

LIABILITIES AND STOCKHOLDERS' EQUITY


Current
    Bank indebtedness (Note 5)                                   $   2,483,517   $          -
    Accounts payable and accrued liabilities                         1,141,262         787,128
                                                                 -------------   -------------

    Total current liabilities                                        3,624,779         787,128
                                                                 -------------   -------------


Stockholders' equity
    Capital stock
       Authorized
          20,000,000  common shares, without par value
          10,000,000  preferred shares, without par value

       Issued
          1,074,162  common shares (August 31, 2000 - 1,074,162)     1,795,157       1,795,157

    Additional paid-in capital                                         582,247         582,247
    Retained earnings                                                4,523,038       4,105,470
                                                                 -------------   -------------

                                                                     6,900,442       6,482,874
    Less:  Treasury stock - 96,000 common shares
                           (August 31, 2000 - 65,500)                 (469,160)       (332,642)
                                                                 -------------   -------------

                                                                     6,431,282       6,150,232

                                                                 $  10,056,061   $   6,937,360
================================================================ =============   =============

Contingent liabilities and commitments (Note 9)














The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)

=========================================================== ================ =============== ================ ================

                                                                Three Month      Three Month      Nine Month       Nine Month
                                                               Period Ended     Period Ended    Period Ended     Period Ended
                                                                    May 31,          May 31,         May 31,          May 31,
                                                                       2001            2000             2001             2000
----------------------------------------------------------- ---------------- --------------- ---------------- ----------------

SALES                                                       $     7,572,756  $   10,299,697  $    15,838,071  $    17,435,133

COST OF SALES                                                     6,393,014       9,054,795       13,052,490       14,917,098
                                                            ---------------  --------------  ---------------  ---------------

GROSS PROFIT                                                      1,179,742       1,244,902        2,785,581        2,518,035

GENERAL AND ADMINISTRATIVE
EXPENSES - Schedule                                                 865,425         665,001        2,245,479        1,688,143

Foreign exchange gain (loss)                                         11,764         (10,760)         (22,119)         (40,052)
                                                            ---------------  --------------  ---------------  ---------------

Income from operations                                              326,081         569,141          517,983          789,840
                                                            ---------------  --------------  ---------------  ---------------


OTHER ITEMS
    Loss on disposal of capital assets                                   -          (11,528)              -           (53,110)
    Interest and other income                                        14,154             789           19,574           17,226
    Interest expense                                                (54,126)        (55,709)        (106,989)         (73,503)
                                                            ---------------  --------------  ---------------  ---------------

                                                                    (39,972)        (66,448)         (87,415)        (109,387)
                                                            ---------------  --------------  ---------------  ---------------


Income before income taxes                                          286,109         502,693          430,568          680,453


Income tax (expense) recovery                                            -         (249,000)         (13,000)        (309,000)
                                                            ---------------  --------------  ---------------  ---------------


Net income for the period                                   $       286,109  $      253,693  $       417,568  $       371,453
=========================================================== ================ =============== ================ ================


Basic earnings per share                                    $         0.29   $         0.24  $         0.42   $         0.36
=========================================================== ================ =============== ================ ================


Diluted earnings per share                                  $         0.28   $         0.23  $         0.40   $         0.35
=========================================================== ================ =============== ================ ================







The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.
CONSOLIDATED SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)

======================================= ================ =============== ================ ================

                                            Three Month      Three Month      Nine Month       Nine Month
                                           Period Ended     Period Ended    Period Ended     Period Ended
                                                May 31,          May 31,         May 31,          May 31,
                                                   2001            2000             2001             2000
--------------------------------------- ---------------- --------------- ---------------- ----------------


Bad debt (recovery)                     $       (28,266) $       39,558  $       (61,579) $          (442)

Consulting                                          487              -             1,732               -

Depreciation and amortization                    66,361          30,967          160,370           90,283

Insurance                                        35,731          15,563           87,993           40,001

Office and miscellaneous                         59,653          59,932          179,522          168,664

Professional fees                                17,371          28,763           72,120          106,482

Repairs and maintenance                           8,257          13,840           28,487           37,201

Telephone and utilities                          30,185          20,793           76,117           61,685

Travel, entertainment and advertising            49,235          34,457          130,304          111,204

Warehouse expenses and supplies                  60,866          38,451          148,513           80,165

Wages and employee benefits                     565,545         382,677        1,421,900          992,900
                                        ---------------  --------------  ---------------  ---------------

                                        $       865,425  $      665,001  $     2,245,479  $     1,688,143
======================================= ================ =============== ================ ================



















The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)

=========================================================== ================ =============== ================ ================

                                                                Three Month      Three Month      Nine Month       Nine Month
                                                               Period Ended     Period Ended    Period Ended     Period Ended
                                                                    May 31,          May 31,         May 31,          May 31,
                                                                       2001            2000             2001             2000
----------------------------------------------------------- ---------------- --------------- ---------------- ----------------



CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                 $       286,109  $      253,693  $       417,568  $       371,453
 Items not involving an outlay of cash:
    Depreciation and amortization                                    66,361          30,967          160,370           90,283
    Loss on disposal of capital assets                                   -           11,528               -            53,110

 Changes in non-cash working capital items:
    Increase in accounts receivable                              (1,176,779)     (1,532,610)      (1,238,189)        (543,141)
    (Increase) decrease in inventory                              1,697,519       1,270,741         (393,768)      (1,131,560)
    (Increase) decrease in prepaid expenses                          50,375          37,077          (72,306)         (34,929)
    Increase (decrease) in bank indebtedness                       (688,207)       (207,826)       2,483,517        1,912,168
    Increase (decrease) in accounts payable
      and accrued liabilities                                      (226,804)        532,588          354,134         (146,022)
                                                            ---------------  --------------  ---------------  ---------------

 Net cash provided by operating activities                            8,574         396,158        1,711,326          571,362
                                                            ---------------  --------------  ---------------  ---------------


CASH FLOWS FROM INVESTING ACTIVITIES
 Treasury shares acquired                                           (11,341)        (93,967)        (136,518)        (373,800)
 Purchase of capital assets                                         (34,254)         (8,913)      (1,628,969)         (32,319)
 Deposits                                                                -             (400)              -              (400)
                                                            ---------------  --------------  ---------------  ---------------

 Net cash used in investing activities                              (45,595)       (103,280)      (1,765,487)        (406,519)
                                                            ---------------  --------------  ---------------  ---------------


Change in cash and cash equivalents                                 (37,021)        292,878          (54,161)         164,843


Cash and cash equivalents, beginning of period                      191,137          95,914          208,277          223,949
                                                            ---------------  --------------  ---------------  ---------------


Cash and cash equivalents, end of period                    $       154,116  $      388,792  $       154,116  $       388,792
=========================================================== ================ =============== ================ ================

Supplemental disclosure with respect to cash flows (Note 10)







The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Expressed in U.S. Dollars)
(Unaudited - Prepared by Management)

=================================== ========================= ========================== =========== ============ ============


                                          Common Stock             Treasury Shares
                                    ------------------------- --------------------------  Additional
                                        Number                    Number                   Paid-In     Retained
                                      of Shares       Amount    of Shares        Amount    Capital     Earnings       Total
----------------------------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

Balance, August 31, 1999              1,157,162  $ 1,932,097       61,900  $   319,399   $  582,247  $ 3,789,134  $ 5,984,079

Net income for the year                      -            -            -            -            -       608,679      608,679
Shares cancelled                        (83,000)    (136,940)          -            -            -            -      (136,940)
Treasury shares acquired                     -            -        86,600      442,526           -            -      (442,526)
Treasury shares cancelled                    -            -       (83,000)    (429,283)          -            -       429,283
Premium relating to cancellation
    of share capital                         -            -            -            -            -      (292,343)    (292,343)
                                    -----------  -----------  -----------  -----------   ----------  -----------  -----------


Balance, August 31, 2000              1,074,162    1,795,157       65,500      332,642      582,247    4,105,470    6,150,232

Net income for the period                    -            -            -            -            -       417,568      417,568
Treasury shares acquired                     -            -        30,500      136,518           -            -      (136,518)
                                    -----------  -----------  -----------  -----------   ----------  -----------  -----------


Balance, May 31, 2001                 1,074,162  $ 1,795,157       96,000  $   469,160   $  582,247  $ 4,523,038  $ 6,431,282
=================================== ============ ============ ============ ============= =========== ============ ============


























The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



1.       BUSINESS COMBINATION AND ACQUISITION

         The Company was incorporated under the Company Act of British Columbia on July 8, 1987.

         During the period, the Company acquired all of the assets, including land, buildings and equipment of Agrobiotech Inc. (Hillsborough) for total proceeds of $1,530,762.

         The cost of the acquisition was allocated as follows:

                Land                                $       456,713
                Buildings                                   782,781
                Warehouse equipment                         285,768
                Office equipment                              5,500
                                                    ---------------

                                                    $     1,530,762
                                                    ===============

         The Company and its subsidiaries operate as a distributor of lumber and other building products, as a distributor of industrial tools, and as a retailer of building materials.

         Following the acquisition, the Company incorporated Jewett-Cameron Seed Co. under the laws of Oregon, U.S.A. on October 31, 2000. This subsidiary operates as a processor and distributor of agricultural seed products.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Generally accepted accounting principles

         In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present fairly the financial information contained therein. These statements do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the audited financial statements of the Company for the year ended August 31, 2000. The results of operations for the period ended May 31, 2001 are not necessarily indicative of the results to be expected for the year ending August 31, 2001.

         Principles of consolidation

         These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, The Jewett-Cameron Lumber Corporation, MSI-Pro Co., and Jewett-Cameron Seed Co., all of which are incorporated under the laws of Oregon, U.S.A. and Jewett-Cameron South Pacific Ltd., which is incorporated under the laws of Tonga.

         Significant inter-company balances and transactions have been eliminated upon consolidation.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)


         Revenue recognition

         The Company recognizes revenue from the sales of building supply products, tools and processed agricultural seeds, when the products are shipped and the ultimate collection is reasonably assured.


         Currency

         These financial statements are expressed in U.S. dollars as the Company's operations are based predominantly in the United States.


         Cash and cash equivalents

         Cash and cash equivalents include highly liquid investments with original maturities of three months or less.


         Inventory

         Inventory is recorded at the lower of cost and net realizable value based on the average cost method.


         Capital assets and depreciation

         Capital assets are recorded at cost and the Company provides for depreciation over the estimated life of each asset on a straight-line basis over the following periods:

          Office equipment                             5-7 years
          Warehouse equipment                          2-10 years
          Buildings                                    5- 30 years


         Foreign exchange

         Financial statements of the Company's foreign subsidiaries are translated whereby all monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Income and expenses are translated at rates which approximate those in effect on transaction dates. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period end are included in earnings.


         Comparative figures

         Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)




         Financial instruments

         The Company's financial instruments consist of cash and cash equivalents, accounts receivable, deposits, bank indebtedness and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.



         Earnings per share

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.


         The earnings per share data for the periods ended May 31 is summarized as follows:

         ================================================ =============== ================ ================ ===============

                                                             Three Month      Three Month       Nine Month      Nine Month
                                                            Period Ended     Period Ended     Period Ended    Period Ended
                                                                 May 31,          May 31,          May 31,         May 31,
                                                                    2001             2000             2001            2000
         ------------------------------------------------ --------------- ---------------- ---------------- ---------------
         Net income                                       $      286,109  $       253,693  $       417,568  $      371,453
                                                          ==============  ===============  ===============  ==============

         Basic earnings per share weighted
             average number of shares outstanding                998,506        1,042,362          998,506       1,042,362
         Effect of dilutive securities
             Stock options                                        33,673           28,880           33,673          28,880
                                                          --------------  ---------------  ---------------  --------------

         Diluted earnings per share weighted
             average number of shares outstanding              1,032,179        1,071,242        1,032,179       1,071,242
         ================================================ =============== ================ ================ ===============


         Employee stock option plan

         The Company accounts for its employee stock option plan using the intrinsic value method.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)


         Accounting for derivative instruments and hedging activities

         In September 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137 to defer the effective date of SFAS 133 to fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 which is a significant amendment to SFAS 133. The adoption by the Company of these standards is not expected to have a material impact on its financial statements.


         Post retirement benefits

         Post retirement benefits are accounted for on an accrual basis. Any difference between net periodic post retirement benefit cost charged against income and the amount actually funded is recorded as an accrued or prepaid cost. This policy is consistent with Financial Accounting Standards No. 106, "Employers Accounting for Post Retirement Benefits Other than Pensions".



3.       CAPITAL ASSETS

         ====================================== =============== ===============

                                                       May 31,      August 31,
                                                          2001            2000
         -------------------------------------- --------------- ---------------

         Office equipment                       $     198,736   $     185,422
         Warehouse equipment                          583,451         221,568
         Buildings                                  2,310,074       1,288,340
         Land                                         607,713         375,593
                                                -------------   -------------

                                                    3,699,974       2,070,923
         Accumulated depreciation                    (887,446)       (726,994)
                                                -------------   -------------

         Net book value                         $   2,812,528   $   1,343,929
         ====================================== =============== ===============


         In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss will be recognized. Management's estimates of revenues, operating expenses, and operating capital are subject to certain risks and uncertainties which may affect the recoverability of the Company's investments. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur which could adversely affect management's estimate of the net cash flow expected to be generated from its operations.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



4.       DEFERRED INCOME TAXES

         Deferred income taxes of $122,200 (August 31, 2000 - $122,200) relate principally to timing differences between the accounting and tax treatment of income, expenses, reserves and depreciation.

5.       BANK INDEBTEDNESS

         ====================================== =============== ===============

                                                       May 31,      August 31,
                                                          2001            2000
         -------------------------------------- --------------- ---------------

         Demand loan                            $   2,483,517   $          -
         ====================================== =============== ===============

         The bank indebtedness is secured by an assignment of accounts receivable and inventory. Interest is calculated at either prime or the libor rate plus 225 basis points.

6.       STOCK OPTIONS

         Stock options to purchase securities from the Company can be granted to directors and employees of the Company on terms and conditions acceptable to the regulatory authorities of Canada, notably the Toronto Stock Exchange ("TSE") and the Ontario Securities Commission.

         Under the stock option program, stock options for up to 10% of the number of issued and outstanding common shares may be granted from time to time, provided that stock options in favour of any one individual may not exceed 5% of the issued and outstanding common shares. No stock option granted under the stock option program is transferable by the optionee other than by will or the laws of descent and distribution, and each stock option is exercisable during the lifetime of the optionee only by such optionee.

         The exercise price of all stock options, granted under the stock option program, must be at least equal to the fair market value (subject to regulated discounts) of such common shares on the date of grant.

         At May 31, 2001, employee incentive stock options were outstanding enabling the holders to acquire the following number of shares:

         ============  ==============  ================

             Number        Exercise
           of Shares        Price      Expiry Date
         ------------  --------------  ----------------

              70,000       Cdn$ 4.25   August 6, 2006
         ============  ==============  ================

7.       EMPLOYEE STOCK OWNERSHIP PLAN

         The Company sponsored an employee stock ownership plan ("ESOP") that covers all U.S. employees who are employed by the Company on August 31 of each year and who have at least one thousand hours with the Company in the twelve months preceding that date. The ESOP grants to participants in the plan certain ownership rights in, but not possession of, the common stock of the Company held by the Trustee of the Plan. Shares of common stock are allocated annually to participants in the ESOP pursuant to a prescribed formula.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



8.       STOCK BASED COMPENSATION EXPENSE

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation cost for stock options is measured as the excess, if any, of quoted market price of the Company's stock at the date of grant over the option price. No stock based compensation has resulted from the use of this standard.

         No new stock options were granted during the fiscal periods ended May 31, 2001 and 2000.


         Following is a summary of the status of the plan during 2001 and 2000:

         =======================================================================

                                                                       Weighted
                                                                        Average
                                                             Number    Exercise
                                                          of Shares       Price
         ------------------------------------------------ ---------- -----------

         Outstanding at August 31, 1999                      82,000  Cdn$  4.34

             Granted                                             -
             Forfeited                                           -
             Exercised                                           -
                                                          --------

         Outstanding at May 31, 2000 and August 31, 2000     82,000  Cdn$  4.34

             Granted                                             -
             Forfeited                                      (12,000) Cdn$  4.34
             Exercised                                           -
                                                          --------

         Outstanding at May 31, 2001                         70,000  Cdn$  4.25
         ================================================ ========== ===========


         Following is a summary of the status of options outstanding at May 31, 2001:

         =======================================================================

                       Outstanding Options            Exercisable Options
                  -------------------------------    ---------------------

                              Weighted
                               Average  Weighted                 Weighted
                             Remaining   Average                  Average
                           Contractual  Exercise                 Exercise
Exercise Price     Number         Life     Price      Number        Price
----------------- -------- ------------ ---------    -------- ------------

Cdn$4.25           70,000        5.25   Cdn$ 4.25     70,000   Cdn$ 4.25
================= ======== ============ =========    ======== ============

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



9.       CONTINGENT LIABILITIES AND COMMITMENTS

         a) The Company established an Employee Stock Ownership Plan, whereby the employees may earn shares of the Company using a formula based on years of service. The establishment of the plan resulted in the Company forming a trust, which acquired from the Company 90,000 shares at a deemed price of Cdn$5.00 per share. As at May 31, 2001, 129,200 of these shares were earned by the employees under this plan but remain in the trust (Note 7).

         b) At May 31, 2001, the Company had an un-utilized line-of-credit of approximately $3,500,000.




10.      SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

         ======================================= =============== ===============

                                                        May 31,         May 31,
                                                           2001            2000
         --------------------------------------- --------------- ---------------

         Cash paid during the period for:
             Interest                            $     106,989   $      77,503
             Income taxes                                   -          577,857
         ======================================= =============== ===============

         There were no significant non-cash transactions for the nine month period ended May 31, 2001.

         Significant non-cash transactions for the nine month period ended May 31, 2000:

             The Company cancelled 83,000 treasury shares repurchased at a price of $429,283 which had an original cost $136,940. The difference between the original cost and purchase price of $292,343 was applied against retained earnings as a premium relating to the cancellation of share capital.




11.      SEGMENTED INFORMATION

         The Company's operations are classified into three principle industry segments: (sales of) building materials and (sales of) industrial tools and (sales of) processed agricultural seeds.

         Sales of building materials consists of wholesale sales of lumber and building materials in the United States and retail sales of building materials in Tonga. Sales of industrial tools consists of distribution of pneumatic air tools and industrial clamps in the United States. Sales of seeds consists of distribution of processed agricultural seeds in the United States.

         In computing income from operations by industry segment, unallocable general and administrative expenses have been excluded from each segments' pre-tax operating earnings before interest expense and have been included in general corporate and other operations.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



11.      SEGMENTED INFORMATION (cont'd.....)

         Following is a summary of segmented information for the nine month periods ended May 31, 2001 and 2000:

         =====================================================================

                                                       May 31,          May 31,
                                                          2001             2000
         -------------------------------------- --------------- ----------------
         Sales to unaffiliated customers:
             Building Materials:
                United States                   $   13,958,483  $   16,581,802
                South Pacific                               -           45,602
             Industrial tools                          716,219         807,729
             Seeds                                   1,163,369              -
                                                --------------  -------------

                                                $   15,838,071  $   17,435,133
                                                =============== ================
         Income from operations:
             Building Materials:
                United States                   $      602,530  $      878,108
                South Pacific                          (31,247)       (133,369)
             Industrial tools                           60,405         121,301
             Seeds                                     (32,538)             -
             General corporate                         (81,167)        (76,200)
                                                --------------  --------------

                                                $      517,983  $      789,840
                                                =============== ================
         Identifiable assets:
             Building Materials:
                United States                   $    9,468,694  $    8,584,550
                South Pacific                               -          250,280
             Industrial tools                          119,922         126,919
             Seeds                                     348,330              -
             General corporate                         119,115         115,651
                                                --------------  --------------

                                                $   10,056,061  $    9,077,400
                                                =============== ================
         Depreciation and amortization:
             Building Materials:
                United States                   $      132,112  $       87,743
                South Pacific                               -            1,716
             Industrial tools                              650             824
             Seeds                                      27,608              -
                                                --------------  -------------

                                                $      160,370  $       90,283
                                                =============== ================
         Capital expenditures:
             Building Materials:
                United States                   $       69,453  $       32,319
                South Pacific                               -               -
             Seeds                                   1,559,516              -
                                                --------------  -------------

                                                $    1,628,969  $       32,319
         ====================================== =============== ================

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)
(Unaudited - Prepared by Management)
MAY 31, 2001



12.      CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. As of May 31, 2001 and August 31, 2000, substantially all of the Company's cash, including amounts representing outstanding cheques, are deposited with U.S. Bank and U.S. Bancorp Securities. During the normal course of business, the Company extends credit to customers conducting business in the home improvement and wholesale seed industries.

DAVIDSON & COMPANY      Chartered Accountants
A Partnership of Incorporated Professionals






                          INDEPENDENT AUDITORS' REPORT





To the Stockholders and Directors of
Jewett-Cameron Trading Company Ltd.


We have audited the consolidated balance sheets of Jewett-Cameron Trading Company Ltd. as at August 31, 2000 and 1999 and the consolidated statements of operations, general and administrative expenses, stockholders' equity and cash flows for the years ended August 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as at August 31, 2000 and 1999 and the results of its operations and cash flows for the years ended August 31, 2000, 1999 and 1998, expressed in U.S. dollars, in accordance with generally accepted accounting principles in the United States. As required by the Company Act of British Columbia we report that, in our opinion, these principles have been applied on a consistent basis.


                                                           "DAVIDSON & COMPANY"


Vancouver, Canada                                         Chartered Accountants

October 19, 2000




                          A Member of SC INTERNATIONAL

     Suite 1200, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                 Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
                   Telephone (604) 687-0947 Fax (604) 687-6172

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. Dollars)
AS AT AUGUST 31

========================================================================= ============== ===============

                                                                                  2000            1999
------------------------------------------------------------------------- -------------- ---------------

ASSETS

Current
    Cash and cash equivalents                                             $    208,277   $     223,949
    Accounts receivable, net of allowance of $250,000 (1999 - $468,000)      2,541,387       2,492,312
    Inventory                                                                2,622,575       2,666,835
    Prepaid expenses                                                            24,247          28,543
                                                                          ------------   -------------

    Total current assets                                                     5,396,486       5,411,639

Capital assets (Note 4)                                                      1,343,929       1,511,067
Deferred income taxes (Note 5)                                                 122,200         217,200
Deposits                                                                        74,745          74,345
                                                                          ------------   -------------

Total assets                                                              $  6,937,360   $   7,214,251
========================================================================= ============== ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
    Bank indebtedness (Note 6)                                            $         -    $      87,883
    Accounts payable and accrued liabilities                                   787,128       1,142,289
                                                                          ------------   -------------

    Total current liabilities                                                  787,128       1,230,172
                                                                          ------------   -------------

Stockholders' equity
    Capital stock
       Authorized
            20,000,000  common shares, without par value
            10,000,000  preferred shares, without par value
       Issued
              1,074,162 common shares (1999 - 1,157,162)                     1,795,157       1,932,097
    Additional paid-in capital                                                 582,247         582,247
    Retained earnings                                                        4,105,470       3,789,134
                                                                          ------------   -------------

                                                                             6,482,874       6,303,478
    Less:  Treasury stock - 65,500 common shares (1999 - 61,900)              (332,642)       (319,399)
                                                                          ------------   -------------

                                                                             6,150,232       5,984,079

Total liabilities and stockholders' equity                                $  6,937,360   $   7,214,251
========================================================================= ============== ===============

Contingent liabilities and commitments (Note 11)

The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. Dollars)
YEAR ENDED AUGUST 31

================================================= ================ =============== =============

                                                         2000            1999             1998
------------------------------------------------- ---------------- --------------- -------------


SALES                                             $  24,494,186    $ 29,102,273    $  26,178,514

COST OF SALES                                        20,627,814      24,814,249       22,786,956
                                                  -------------    ------------    -------------

GROSS PROFIT                                          3,866,372       4,288,024        3,391,558

General and administrative expenses - Schedule        2,465,394       2,895,790        2,663,420

Amortization of deferred financing charges                   -               -            17,903

Foreign exchange loss                                    55,357             532          127,373

Loss on disposal of capital assets                           -           45,078               -

Write-down of trademarks (Note 3)                            -          165,440               -

Write-down of capital assets                             73,118              -                -

Litigation settlement                                   150,000              -                -
                                                  -------------    ------------    -------------

Income from operations                                1,122,503       1,181,184          582,862
                                                  -------------    ------------    -------------


OTHER ITEMS
    Interest and other income                            28,640          37,026            2,885
    Interest expense                                    (95,464)        (93,701)        (284,987)
                                                  -------------    ------------    -------------

                                                        (66,824)        (56,675)        (282,102)
                                                  -------------    ------------    -------------


Income before income taxes                            1,055,679       1,124,509          300,760


Income taxes (Note 5)                                   447,000         532,000          209,727
                                                  -------------    ------------    -------------


Net income for the year                           $     608,679    $    592,509    $      91,033
================================================= =============    ============    =============


Basic earnings per share                          $        0.60    $       0.52    $        0.09
================================================= =============    ============    =============


Diluted earnings per share                        $        0.58    $       0.51    $        0.08
================================================= =============    ============    =============


The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.

SCHEDULE OF CONSOLIDATED GENERAL AND ADMINISTRATIVE EXPENSES
(Expressed in U.S. Dollars)
YEAR ENDED AUGUST 31

======================================= ================ =============== ================

                                                2000            1999             1998
--------------------------------------- ---------------- --------------- ----------------



Bad debt expense                        $        15,542  $      196,923  $       409,273
Depreciation and amortization                   125,323         170,435          164,500
Insurance                                        73,627          55,398           48,461
Office and miscellaneous                        190,436         242,558          235,563
Professional fees                               116,278         161,500          100,418
Repairs and maintenance                          53,341          36,937           37,095
Telephone and utilities                          78,158          90,320           83,956
Travel, entertainment and advertising           152,459         167,929          146,748
Wages and employee benefits                   1,557,038       1,689,362        1,354,750
Warehouse expenses and supplies                 103,192          84,428           82,656
                                        ---------------  --------------  ---------------
                                        $     2,465,394  $    2,895,790  $     2,663,420
======================================= ================ =============== ================
























The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)
YEAR ENDED AUGUST 31

======================================================================= ================ =============== ================

                                                                                   2000            1999             1998
----------------------------------------------------------------------- ---------------- --------------- ----------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income for the year                                             $      608,679   $      592,509  $       91,033
    Items not involving an outlay of cash:
       Depreciation and amortization                                           125,323          170,435         164,500
       Foreign exchange (gain) loss                                             55,357               -          (34,615)
       Amortization of deferred financing charges                                   -                -           17,903
       Deferred income taxes                                                    95,000          (14,000)       (176,000)
       Loss on disposal of capital assets                                       73,118           45,078              -
       Write-down of trademarks                                                     -           165,440              -

    Changes in non-cash working capital items:
       (Increase) decrease in accounts receivable                              (90,838)        (486,042)      1,103,358
       Decrease in inventory                                                    44,260          381,968         987,797
       Decrease in prepaid expenses                                              4,296           17,210          20,989
       Decrease in bank indebtedness                                           (87,883)        (679,438)     (1,750,760)
       Increase (decrease) in accounts payable and accrued liabilities        (355,161)         406,026         102,892
       Decrease in promissory note                                                  -                -          (16,667)
                                                                        --------------   --------------  --------------

    Net cash provided by operating activities                                  472,151          599,186         510,430
                                                                        --------------   --------------  --------------


CASH FLOWS FROM FINANCING ACTIVITIES
    Capital stock issued                                                            -            11,044          86,252
    Treasury shares acquired                                                  (442,526)        (336,123)       (154,096)
    Debentures redeemed                                                             -                -         (544,985)
                                                                        --------------   --------------  --------------

    Net cash used in financing activities                                     (442,526)        (325,079)       (612,829)
                                                                        --------------   --------------  --------------


CASH FLOWS FROM INVESTING ACTIVITIES
    Deposits                                                                      (400)              -            9,600
    Purchase of capital assets                                                 (44,897)        (112,411)        (61,658)
    Proceeds on disposal of capital assets                                          -             9,324          11,708
                                                                        --------------   --------------  --------------

    Net cash used in investing activities                                      (45,297)        (103,087)        (40,350)
                                                                        --------------   --------------  --------------

Increase (decrease) in cash and cash equivalents                               (15,672)         171,020        (142,749)

Cash and cash equivalents, beginning of year                                   223,949           52,929         195,678
                                                                        --------------   --------------  --------------

Cash and cash equivalents, end of year                                  $      208,277   $      223,949  $       52,929
======================================================================= ================ =============== ================

Supplemental disclosures with respect to cash flows (Note 15)





The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Expressed in U.S. Dollars)
YEAR ENDED AUGUST 31

================================= =========  ===========  ========  ======== ========= ======= ========  ===========  ===========

                                                                                    Employee Stock
                                        Common Stock         Treasury Shares     Ownership Plan Shares
                                                                                                           Additional
                                    Number                  Number            Number             Paid-In     Retained
                                  of Shares     Amount    of Shares  Amount  of Shares  Amount  Capital     Earnings     Total
--------------------------------- ---------- ------------ --------- -------- --------- ------- -------- ------------ ------------

Balance, August 31, 1997          1,237,362  $ 2,029,527    76,400  $290,997       333 $16,667 $613,892  $ 3,357,650  $ 5,693,405

Net income for the year                -            -         -         -         -       -        -          91,033       91,033
Stock options exercised              24,000       69,585      -         -         -       -        -            -          69,585
Shares cancelled                    (84,600)    (138,744)     -         -         -       -        -            -        (138,744)
Treasury shares acquired               -            -       28,800   154,096      -       -        -            -        (154,096)
Treasury shares cancelled              -            -      (84,600) (327,463)     -       -        -            -         327,463
Employee plan shares released          -            -         -         -         (333)(16,667) (31,645)        -         (14,978)
Premium relating to cancellation
     of share capital                  -            -         -         -         -       -        -        (157,019)    (157,019)
                                  ---------  -----------  --------  -------- --------- ------- --------  -----------  -----------

Balance, August 31, 1998          1,176,762    1,960,368    20,600   117,630      -       -     582,247    3,291,664    5,716,649

Net income for the year                -            -         -         -         -       -        -         592,509      592,509
Stock options exercised               4,000       11,044      -         -         -       -        -            -          11,044
Shares cancelled                    (23,600)     (39,315)     -         -         -       -        -            -         (39,315)
Treasury shares acquired               -            -       64,900   336,123      -       -        -            -        (336,123)
Treasury shares cancelled              -            -      (23,600) (134,354)     -       -        -            -         134,354
Premium relating to cancellation
     of share capital                  -            -         -         -         -       -        -         (95,039)     (95,039)
                                  ---------  -----------  --------  -------- --------- ------- --------  -----------  -----------

Balance, August 31, 1999          1,157,162    1,932,097    61,900   319,399      -       -     582,247    3,789,134    5,984,079

Net income for the year                  -            -         -         -       -       -        -         608,679      608,679
Shares cancelled                    (83,000)    (136,940)       -         -       -       -        -            -        (136,940)
Treasury shares acquired                 -            -     86,600   442,526      -       -        -            -        (442,526)
Treasury shares cancelled                -            -    (83,000) (429,283)     -       -        -            -         429,283
Premium relating to cancellation
     of share capital                    -            -         -         -       -       -        -        (292,343)    (292,343)
                                  ---------  -----------  --------  -------- --------- ------- --------  -----------  -----------

Balance, August 31, 2000          1,074,162  $ 1,795,157    65,500  $332,642      -    $  -    $582,247  $ 4,105,470  $ 6,150,232
================================= =========  ===========  ========  ======== ========= ======= ========  ===========  ===========



The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


1.       NATURE OF OPERATIONS

         The Company was incorporated under the Company Act of British Columbia on July 8, 1987.

         The Company and its subsidiaries operate as a distributor of lumber and other building products, as a distributor of industrial tools, and as a retailer of building materials.


2.       SIGNIFICANT ACCOUNTING POLICIES

         Generally accepted accounting principles

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America, which are not materially different from generally accepted accounting principles utilized in Canada. Information with respect to differences between generally accepted accounting principles of Canada and the United States is provided in Note 9.

         Principles of consolidation

         These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, The Jewett-Cameron Lumber Corporation and MSI-PRO Co., all of which are incorporated under the laws of Oregon, U.S.A. and Jewett-Cameron South Pacific Ltd., which is incorporated under the laws of Tonga.

         Significant inter-company balances and transactions have been eliminated upon consolidation.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue recognition

         The Company recognizes revenue from the sales of building supply products and tools, when the products are shipped and the ultimate collection is reasonably assured.

         Currency

         These financial statements are expressed in U.S. dollars as the Company's operations are based predominately in the United States. Any amounts expressed in Canadian dollars are indicated as such.

         Cash and cash equivalents

         Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

         Inventory

         Inventory is recorded at the lower of cost and net realizable value based on the average cost method.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


2.       SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

         Capital assets and depreciation

         Capital assets are recorded at cost and the Company provides for depreciation over the estimated life of each asset on a straight-line basis over the following periods:

             Office equipment                             5-7 years
             Warehouse equipment                          2-10 years
             Automotive equipment                         4 years
             Buildings                                    5-30 years

         Foreign exchange

         Financial statements of the Company's foreign subsidiaries are translated using the temporal method whereby all monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Income and expenses are translated at rates which approximate those in effect on transaction dates. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period end are included in earnings.

         Deferred financing charges

         Deferred financing charges are amortized to income over the term of the debt instrument to which they relate.

         Trademarks

         The Company accounts for costs of acquiring its trademarks by capitalizing all costs of acquisition. These costs are amortized to income over periods ranging from five to fifteen years.

         Loss per share

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

         The earnings per share data for the years ended August 31 is summarized as follows:

         =================================================== =============== =============== =============

                                                                   2000            1999            1998
         --------------------------------------------------- --------------- --------------- -------------

         Net income for United States reporting purposes     $     608,679   $     592,509   $      91,033
                                                             =============   =============   =============

         Basic earnings per share weighted average number
             of shares outstanding                               1,020,726       1,131,627       1,148,330
         Effect of dilutive securities
             Stock options                                          33,344          34,948          31,437
                                                             -------------   -------------   -------------

         Diluted earnings per share weighted average number
             of shares outstanding                               1,054,070       1,166,575       1,179,767
         =================================================================== =============== =============

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


2.       SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

         Employee stock option plan

         The Company accounts for its employee stock option plan using the intrinsic value method.

         Post retirement benefits

         Post retirement benefits are accounted for on an accrual basis. Any difference between net periodic post retirement benefit cost charged against income and the amount actually funded is recorded as an accrued or prepaid cost. This policy is consistent with Financial Accounting Standards No. 106, "Employers Accounting for Post Retirement Benefits Other than Pensions".

         Financial instruments

         The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, deposits and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments, other than those disclosed in Note 14, Concentrations of Credit Risk. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

         Comparative figures

         Certain comparative figures have been reclassified to conform with the presentation adopted for the current year.

         Accounting for derivative instruments and hedging activities

         In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137 to defer the effective date of SFAS 133 to fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not anticipate the adoption of the statement will have a significant impact on its financial statements.


3.       TRADEMARKS

         Trademarks were comprised of development costs and legal fees incurred in establishing and maintaining trademarks for the Company's industrial tools business. The trademark costs were being amortized to income over periods ranging from five to fifteen years.

         ================================== ============== ===============

                                                 2000           1999
         ---------------------------------- -------------- ---------------

         Trademarks                         $          -   $     283,914
         Accumulated amortization                      -        (118,474)
         Write-down of trademarks                      -        (165,440)
                                            -------------  -------------

         Net book value                     $          -   $          -
         ================================== ============== ===============

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


4.        CAPITAL  ASSETS

          ================================= ============== =============

                                                  2000           1999
          --------------------------------- -------------- -------------

          Office equipment                  $     185,422  $     210,652
          Warehouse equipment                     177,698        213,751
          Automotive equipment                     43,870         46,159
          Buildings                             1,288,340      1,410,058
          Land                                    375,593        365,522
                                            -------------  -------------

                                                2,070,923      2,246,142
          Accumulated depreciation               (726,994)      (735,075)
                                            -------------  -------------

          Net book value                    $   1,343,929  $   1,511,067
          ================================= ============== =============

         In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss will be recognized. Management's estimates of revenues, operating expenses, and operating capital are subject to certain risks and uncertainties which may affect the recoverability of the Company's investments. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur which could adversely affect management's estimate of the net cash flow expected to be generated from its operations.


5.       INCOME TAXES

         A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is as follows:

         a) For United States reporting purposes:

            =================================================== ============== =============== ===============

                                                                         2000           1999            1998
            --------------------------------------------------- -------------- --------------- ---------------

            Computed tax at the expected statutory rate         $     362,731  $     442,693   $     116,283
            Tax reduction due to loss in subsidiary operations         85,206        107,702          97,210
            Other differences                                            (937)       (18,395)         (3,766)
                                                                -------------  -------------   -------------

            Income tax expense - current                        $     447,000  $     532,000   $     209,727
            =================================================== ============== =============== ===============

         b) For Canadian reporting purposes:

            =================================================== ============== =============== ===============

                                                                         2000           1999            1998

            --------------------------------------------------- -------------- --------------- ---------------

            Computed tax at the expected statutory rate         $     485,121  $     513,001   $     142,271
            Foreign income taxed at different rates                   (46,697)       (91,008)        (87,372)
            Tax reduction due to loss in subsidiary operations        114,276        124,807         119,268
            Other differences                                        (105,700)       (14,800)         35,560
                                                                -------------  -------------   -------------

            Income tax expense - current                        $     447,000  $     532,000   $     209,727
            =================================================== ============== =============== ===============

         Deferred income taxes of $122,200 (1999 $217,200; 1998 - $203,200)
         relate principally to timing differences between the accounting and tax treatment of income, expenses, reserves and depreciation.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


6.       BANK INDEBTEDNESS

         ================================== ============== =============

                                                  2000           1999
         ---------------------------------- -------------- -------------

         Demand loan                        $          -   $      87,883
         ================================== ============== =============

         The bank indebtedness is secured by an assignment of accounts receivable and inventory. Interest is calculated at either prime or the libor rate plus 225 basis points.


7.       STOCK OPTIONS

         Stock options to purchase securities from the Company can be granted to directors and employees of the Company on terms and conditions acceptable to the regulatory authorities of Canada, notably the Toronto Stock Exchange ("TSE"), the Ontario Securities Commission and the British Columbia Securities Commission. The Company has no formal written stock option plan.

         Under the stock option program, stock options for up to 10% of the number of issued and outstanding common shares may be granted from time to time, provided that stock options in favour of any one individual may not exceed 5% of the issued and outstanding common shares. No stock option granted under the stock option program is transferable by the optionee other than by will or the laws of descent and distribution, and each stock option is exercisable during the lifetime of the optionee only by such optionee.

         The exercise price of all stock options, granted under the stock option program, must be at least equal to the fair market value (subject to regulated discounts) of such common shares on the date of grant.

         At August 31, 2000, employee incentive stock options were outstanding enabling the holders to acquire the following number of shares:

         ================  =============  =================

          Number Exercise
               of Shares          Price   Expiry Date
         ----------------  -------------  -----------------

                  12,000     Cdn$  8.25   December 31, 2000
                  70,000     Cdn$  4.25   August 6, 2006
         ================  =============  =================


8.       EMPLOYEE STOCK OWNERSHIP PLAN

         The Company sponsored an employee stock ownership plan ("ESOP") that covers all U.S. employees who are employed by the Company on August 31 of each year and who have at least one thousand hours with the Company in the twelve months preceding that date. The ESOP grants to participants in the plan certain ownership rights in, but not possession of, the common stock of the Company held by the Trustee of the Plan. Shares of common stock are allocated annually to participants in the ESOP pursuant to a prescribed formula. The value of the shares released by the Trustee under the plan's provisions for allocation was recognized as an expense of $79,141 for 2000, $90,170 for 1999 and $40,694 for 1998.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


9.       DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED
            ACCOUNTING PRINCIPLES

         These financial statements have been prepared in accordance with generally accepted accounting principles in the United States. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in Canada.

         Income taxes

         Under Canadian generally accepted accounting principles, income taxes are accounted for using the tax allocation method under which the income tax provision is based on reported net income. Full provision is made for income tax deferred to future years as a result of claiming allowances for income tax purposes which differ from amounts recorded in the financial statements. For United States reporting purposes, income taxes are accounted for using the liability method as required by "Accounting Standards No. 109, "Accounting for Income Taxes" which reflects the tax effect of differences between taxable income and income before income taxes based on future tax rates. Deferred tax liabilities or assets are adjusted for changes in tax rates in the period such law is enacted.

         Foreign exchange

         Under Canadian generally accepted accounting principles, foreign exchange gains or losses on foreign denominated long-term debt are deferred and amortized to income over the remaining term of the long-term debt. For United States reporting purposes, these foreign exchange gains or losses are taken into income in the year they occurred.

         The impact of the above differences between Canadian and United States generally accepted accounting principles on income for the year would be as follows:

         ====================================================== ================ =============== ================

                                                                       2000            1999             1998
         ------------------------------------------------------ ---------------- --------------- ----------------
         Income before income taxes                             $     1,055,679  $     1,124,509 $      300,760

         Reconciling items
             Deferred foreign exchange gain                                  -                -         (34,615)
             Amortization of deferred foreign exchange gain                  -                -          45,716
                                                                ---------------  --------------- --------------

         Income before income taxes for Canadian reporting
             purposes                                                 1,055,679        1,124,509        311,861

         Income taxes (Note 6)                                         (447,000)        (532,000)      (209,727)
                                                                ---------------  --------------- --------------

         Net income for Canadian reporting purposes             $       608,679  $       592,509 $      102,134
                                                                ================ =============== ================

         Earnings per share for Canadian reporting  purposes -
             basic                                              $         0.60   $         0.52  $         0.09
                                                                ================ =============== ================

         Earnings per share for Canadian reporting purposes -
             fully diluted                                      $         0.55   $         0.49  $         0.08
         ====================================================== ================ =============== ================

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


10.      STOCK BASED COMPENSATION EXPENSE

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation cost for stock options is measured as the excess, if any, of quoted market price of the Company's stock at the date of grant over the option price. No stock based compensation has resulted from the use of this prior standard.

         No new stock options were granted during the fiscal year ended August 31, 2000.


         Following is a summary of the status of the plan during 2000, 1999 and 1998:

         ========================================= ============== ===========

                                                                    Weighted
                                                                     Average
                                                      Number        Exercise
                                                   of Shares           Price
         ----------------------------------------- ---------- ---------------

         Outstanding at August 31, 1997              104,000      Cdn$  4.38

             Granted                                      -
             Forfeited                                (6,000)     Cdn$  6.20
             Exercised                               (24,000)     Cdn$  4.25
                                                   ---------

         Outstanding at August 31, 1998               74,000      Cdn$  4.25

             Granted                                  12,000      Cdn$  8.25
             Forfeited                                    -
             Exercised                                (4,000)     Cdn$  4.25
                                                   ---------

         Outstanding at August 31, 1999 and 2000      82,000      Cdn$  4.84
         ========================================= ========== ===============


         Following is a summary of the status of options outstanding at August 31, 2000:

         ======================================================================

                              Outstanding Options          Exercisable Options
                         -------------------------------- ---------------------

                                    Weighted
                                     Average    Weighted              Weighted
                                   Remaining     Average               Average
                                 Contractual    Exercise              Exercise
         Exercise Price  Number         Life       Price  Number         Price
         --------------- ------- ------------ ----------- ------- -------------

         Cdn$8.25        12,000        0.33    Cdn$ 8.25  12,000    Cdn$ 8.25
         Cdn$4.25        70,000        5.93    Cdn$ 4.25  70,000    Cdn$ 4.25
         =============== ======= ============ =========== ======= =============

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


10.      STOCK BASED COMPENSATION EXPENSE (cont'd......)

         Compensation

         The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option plan. There was no compensation cost incurred based on options granted in 2000, 1999 and 1998. Had compensation cost been recognized on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, net income and earnings per share would have been adjusted as follows:

         ================================== ============== =============== ===============

                                                     2000           1999            1998
         ---------------------------------- -------------- --------------- ---------------

         Net income
             As reported                    $     608,679  $     592,509   $      91,033
                                            ============== =============== ===============

             Pro forma                      $     608,679  $     486,600   $      37,704
                                            ============== =============== ===============

         Basic earnings per share

         Basic earnings per share
             As reported                    $        0.60  $        0.52   $        0.09
                                            ============== =============== ===============

             Pro forma                      $        0.60  $        0.43   $        0.03
         ================================== ============== =============== ===============


         Diluted earnings per share

         ================================== ============== =============== ===============

                                                     2000           1999            1998
         ---------------------------------- -------------- --------------- ---------------

         Diluted earnings per share

             As reported                    $         0.58 $         0.51  $        0.08
                                            ============== =============== ===============

             Pro forma                      $         0.58 $         0.42  $        0.03
         ================================== ============== =============== ===============


         The fair value of each option granted is estimated using the Black
         Scholes Option Pricing Model. The assumptions used in calculating fair value are as follows:

         ================================== ============== =============== ===============

                                                     2000            1999            1998
         ---------------------------------- -------------- --------------- ---------------

         Risk-free interest rate                    -              5.13%            -
         Expected life of the options               -            2 years            -
         Expected volatility                        -             39.85%            -
         Expected dividend yield                    -               -               -
         ================================== ============== =============== ===============

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


11.      CONTINGENT LIABILITIES AND COMMITMENTS



         a) The Company established an Employee Stock Ownership Plan, whereby the employees may earn up to 90,000 shares of the Company using a formula based on years of service. The establishment of the plan resulted in the Company forming a trust, which acquired from the Company 90,000 shares at a deemed price of Cdn$5.00 per share. As at August 31, 2000 and 1999, 90,000 of these shares were earned by the employees under this plan but remain in the trust (Note 8).



         b) At August 31, 2000 and 1999, the Company had an un-utilized line-of-credit of approximately $4,500,000 and $6,400,000, respectively.




12.      REMUNERATION



         Aggregate remuneration to directors and officers, including the Company's five highest paid employees, totalled $496,921 (1999 - $567,923; 1998 - $477,150).




13.      SEGMENTED INFORMATION



         The Company's operations are classified into two principle industry segments: (sales of) building materials and (sales of) industrial tools.



         Sales of building materials consists of wholesale sales of lumber and building materials in the United States and retail sales of building materials in Tonga. Sales of industrial tools consists of distribution of pneumatic air tools and industrial clamps in the United States.



         In computing income from operations by industry segment, unallocable general and administrative expenses have been excluded from each segment's pre-tax operating earnings before interest expense and have been included in general corporate and other operations.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


13.      SEGMENTED INFORMATION (cont'd.....)

         Following is a summary of segmented information for 2000, 1999, and
         1998.
         ================================== ================ =============== ==============

                                                  2000            1999             1998
         ---------------------------------- ---------------- --------------- --------------
         Sales to unaffiliated customers:
             Building Materials:
                United States               $   23,336,751   $   27,707,986  $   24,126,934
                South Pacific                       45,602          316,757         831,405
             Industrial tools                    1,111,833        1,077,530       1,220,175
                                            --------------   --------------  --------------

                                            $   24,494,186   $   29,102,273  $   26,178,514
                                            ================ =============== ==============
         Income from operations:
             Building Materials:
                United States               $    1,250,539   $    1,314,062  $      551,280
                South Pacific                     (190,610)        (138,126)        (44,870)
             Industrial tools                      150,123          116,902         180,803
             General corporate                     (87,549)        (111,654)       (104,351)
                                            --------------   --------------  --------------

                                            $    1,122,503   $    1,181,184  $      582,862
                                            ================ =============== ==============
         Identifiable assets:
             Building Materials:
                United States               $    6,456,978   $    6,521,677  $    6,200,166
                South Pacific                      247,907          464,719         770,225
             Industrial tools                      116,753          117,549         125,132
             General corporate                     115,722          110,306         124,710
                                            --------------   --------------  --------------

                                            $    6,937,360   $    7,214,251  $    7,220,233
                                            ================ =============== ==============
         Depreciation and amortization:
             Building Materials:
                United States               $      123,150   $      152,591  $      148,183
                South Pacific                        2,173           16,250          14,634
             Industrial tools                           -             1,594           1,683
                                            --------------   --------------  --------------

                                            $      125,323   $      170,435  $      164,500
                                            ================ =============== ==============
         Capital expenditures:
             Building Materials:
                United States               $       44,897   $      112,411  $       24,948
                South Pacific                           -                -           36,710
                                            --------------   --------------  --------------

                                            $       44,897   $      112,411  $       61,658
         ================================== ================ =============== ==============

         During 2000, the Company made sales to the following customers of the building material segments which were in excess of 10% of total sales for the year: Fred Meyer Inc. - $8,756,105, The Home Depot, Inc. - $5,040,083, Lowes Companies - $3,782,656 and Homebase, Inc. - $3,215,835.

         During 1999, the Company made sales to the following customers of the building materials segment which were in excess of 10% of total sales for the year: Eagle Hardware & Garden - $9,846,757, Fred Meyer, Inc. - $6,838,184 and The Home Depot, Inc. - $6,629,888.

JEWETT-CAMERON TRADING COMPANY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
AUGUST 31, 2000


14.      CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. As of August 31, 2000 and 1999, substantially all of the Company's cash, including amounts representing outstanding cheques, are deposited with U.S. Bank and U.S. Bancorp Securities. During the normal course of business, the Company extends credit to customers conducting business in the home improvement industry.


15.      SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

         ================================ ============ =========== ==========

                                              2000         1999        1998
         -------------------------------- ------------ ----------- ----------

         Cash paid during the year for:
             Interest                     $   95,464   $   93,701  $  292,291
             Income taxes                    423,457      433,157     213,046
         ================================ ============ =========== ==========

         Significant non-cash transaction in 2000:

            The Company cancelled 83,000 treasury shares repurchased at a price of $429,283, which had an original cost of $136,940. The difference between the original cost and purchase price of $292,343 was applied against retained earnings as a premium relating to cancellation of share capital.

         Significant non-cash transaction in 1999:

            The Company cancelled 23,600 treasury shares repurchased at a price of $134,354, which had an original cost of $39,315. The difference between the original cost and purchase price of $95,039 was applied against retained earnings as a premium relating to the cancellation of share capital.

         Significant non-cash transaction in 1998:

            The Company cancelled 84,600 treasury shares repurchased at a price of $327,463, which had an original cost of $138,744. The difference between the original cost and purchase price was applied to contributed surplus in the amount of $31,645 and the remaining balance of $157,019 was applied against retained earnings as a premium relating to the cancellation of share capital.


16.      SUBSEQUENT EVENT

         Subsequent to year end, the Company acquired all of the assets, including land, buildings and equipment of Agrobiotech Inc. (Hillsborough) for total proceeds of $1,500,000.

 DAVIDSON & COMPANY      Chartered Accountants
A Partnership of Incorporated Professionals









                          INDEPENDENT AUDITORS' REPORT





To the Shareholders of
Jewett-Cameron Trading Company Ltd.


Our report on the consolidated financial statements of Jewett-Cameron Trading Company Ltd. is included in this Form 10-K. In connection with our examinations of such financial statements, we have also examined the related financial statement schedule listed in the index of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly the information required to be included therein.






                                                         "DAVIDSON & COMPANY"


Vancouver, Canada                                        Chartered Accountants


October 19, 2000

                          A Member of SC INTERNATIONAL

     Suite 1200, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                 Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
                   Telephone (604) 687-0947 Fax (604) 687-6172

JEWETT-CAMERON TRADING COMPANY LTD.

FINANCIAL STATEMENT SCHEDULE
SCHEDULE II
AUGUST 31, 2000

============================================== =============== =============== =============== =============== ==============

                                                               Additions       Deductions
                                               Balance at      Charged to      Credited to     Deductions
                                               Beginning       Costs and       Costs and       from            Balance at
                                               of Year         Expenses         Expenses       Reserves        End of Year
---------------------------------------------- --------------- --------------- --------------- --------------- --------------


1998

    Allowance deducted from related balance
    sheet account:

       Accounts receivable                     $       20,000  $      400,000  $         -     $         -     $     420,000
                                               =============== =============== =============== =============== ==============


1999

    Allowance deducted from related balance
    sheet account:

       Accounts receivable                     $      420,000  $       48,000  $           -   $           -   $     468,000
                                               =============== =============== =============== =============== ==============


2000

    Allowance deducted from related balance
    sheet account:

       Accounts receivable                     $      468,000  $       57,306  $       45,000  $      230,306  $     250,000
============================================== =============== =============== =============== =============== ==============

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.


Until _________, 2001, all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.

PART II

Item 24.          Indemnification Of Officers And Directors

Our articles of Incorporation provide that, pursuant to British Columbia law, each director shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders. In addition, our bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law.

Our Articles of Incorporation provide that no officer or director will be personally liable to us or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (11) the payment of dividends in violation of the Corporation Law. If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability to the full extent then so permitted. There provisions in the Articles of Incorporation do not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Oregon law. In addition, these provisions do not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted under the Corporation Law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

We believe that these provisions of the Articles of Incorporation and Bylaws and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification pursuant to the foregoing provisions against liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the securities Act and will be governed by the final adjudication of such issue.


Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering.

Securities and Exchange Commission Filing Fee        $    225
Printing Fees and Expenses
Legal Fees and Expenses                                $XXXXX
Accounting Fees and Expenses                            XXXXX
Blue Sky Fees and Expenses                                XXX
Transfer Agent's Fees                                    XXXX
Select Dealer's Fees                                    XXXXX
Miscellaneous Expenses                                   XXXX



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 TOTAL                                               $ XXXXXX

* All expenses are estimated except the Commission filing fee.

Item 26.          Recent Sales of Unregistered Securities

Since August 1, 1999, the Company has not sold any securities.

Item 27.          Exhibits


3.1 Certificate of Incorporation. Previously filed on Form 10, SEC File Number 0-19954

3.2   By-Laws.

4.1 Specimen Certificate of Common Stock. Previously filed on Form 10, SEC File Number 0-19954

4.2   Other Material Contracts. *

4.3   Form of Subscription Agreement *

4.4   Select Dealer's Agreement *

5.1   Opinion of Counsel *

5.2   Opinion of Counsel *

23.1  Accountant's Consent to Use Opinion

23.2  Counsel's Consent to Use Opinion  *

23.3  Counsel's Consent to Use Opinion  *


* To be filed via amendment


Item 28.          Undertakings

The Registrant undertakes:

 (1) File, during any period in which we offer or sell securities, a post effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

         (iii) Include any additional or changed material information on the Plan of Distribution.

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         (3)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Plains, State of Oregon, on August 1, 2001.

                                            JEWETT-CAMERON TRADING COMPANY LTD.

                                            By: /s/ Donald M. Boone
                                               ---------------------
                                               Donald M. Boone
                                               President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Donald M. Boone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or Blue Sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                          Date                     Title

/s/  Donald M. Boone           August 1, 2001         President, CEO, Director
/s/  Michael C. Nasser         August 1. 2001         Secretary/Director
/s/  Jeffrey J. Lowe           August 1, 2001         Director
/s/  James Schjelderup         August 1, 2001         Director
/s/  Stephanie Rink            August 1, 2001         Director









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